SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
TFS FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders:
The 2024 annual meeting of stockholders of TFS Financial Corporation (the “Company”) will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 22, 2024, at 9:00 a.m., Eastern Time. The meeting is being held for the following purposes:
1.    To elect three directors, each to hold office for a three-year term and until his or her successor has been duly elected and qualified;
2.    To conduct an advisory vote on the compensation of our named executive officers;
3.    To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2024; and
4.    To transact all other business that properly comes before the meeting.

Only stockholders of record at the close of business on December 27, 2023, will be entitled to notice of and to vote at the meeting or any adjournment thereof. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date and sign the available proxy card and return it to the Company. Alternatively, you may vote via telephone or over the Internet. You will need your 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), proxy card or other instructions accompanying your proxy materials to vote.
All stockholders of record entitled to vote at the annual meeting should receive a Notice of Internet Availability. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability. The principal address of the Company is 7007 Broadway Avenue, Cleveland, Ohio 44105.
By order of the Board of Directors,
Marc A. Stefanski
Chair of the Board, President and Chief Executive Officer
January 10, 2024

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE AVAILABLE
PROXY CARD OR VOTE VIA TELEPHONE OR OVER THE INTERNET.

TFS FINANCIAL CORPORATION
7007 Broadway Avenue
Cleveland, Ohio 44105
PROXY STATEMENT

Our Board of Directors is providing this proxy statement to ask for your vote as a stockholder of TFS Financial Corporation (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our next annual meeting of stockholders, which will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 22, 2024, at 9:00 a.m., Eastern Time. We are making these proxy materials, along with our 2023 Annual Report to Stockholders, available to you electronically on or about January 10, 2024.
ABOUT THE MEETING
What Is the Purpose of the Annual Meeting of Stockholders?
At our annual meeting of stockholders, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of three directors, an advisory vote on the compensation of our named executive officers and a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2024. We are not aware of any other matter that will be presented for your vote at the meeting.
Who Is Entitled to Vote?
Only stockholders of record at the close of business on the record date, December 27, 2023, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting. As of the record date, the Company had outstanding 280,710,854 shares of common stock.
What if My Shares Are Held in the Third Federal Savings Associate Stock Ownership Plan or the Third Federal Savings 401(k) Savings Plan?
If you are a participant in the Third Federal Savings Associate Stock Ownership Plan (the “ASOP”) or the Third Federal Savings 401(k) Savings Plan (the “401(k) Plan”) and you own shares of our common stock through those plans, you have been provided voting instruction forms with respect to shares you may vote under those plans. Although the trustee or administrator for each plan votes all shares of our common stock held by that plan, each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. You must provide voting instructions to the trustee or administrator by February 16, 2024, for them to be effective. If you own shares of our common stock through either of these plans and do not provide voting instructions to the trustee or administrator by February 16, 2024, the respective trustee or administrator will vote the shares of common stock in accordance with the terms of the respective plans, which provide that the trustee or administrator will vote any shares of our common stock for which it has received no voting instructions in the same proportions as it votes the shares of our common stock for which it has received instructions from plan participants. You also may revoke previously given voting instructions prior to February 16, 2024, by filing with the trustee or administrator either written notice of revocation or a properly completed voting instruction form bearing a later date.
Who Can Attend the Meeting?
Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee) and you wish to attend or vote your shares at the annual meeting, you must follow any additional procedures provided by the nominee that holds your shares for attending the meeting or obtaining a legal proxy to vote such shares at the annual meeting.

When and Where Is the Meeting?
The meeting will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 22, 2024, at 9:00 a.m., Eastern Time. Parking is available in our visitor parking lot, which you can access from Aetna Avenue.
What Constitutes a Quorum?
The presence at the meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. A broker non-vote occurs if your shares are held in “street name” by a broker or nominee and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares.
What Vote Is Required to Approve Each Proposal, Assuming that a Quorum Is Present at the Annual Meeting of Stockholders?
Proposal One: Election of Directors.  The three nominees for director who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count as votes for any nominee for director.
Proposal Two: Advisory Vote on Executive Compensation. The Company is presenting an advisory vote on the compensation of its named executive officers. See page 43 under “Proposal Two: Advisory Vote on Executive Compensation” for additional information. If a majority of the votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as votes cast and will have the same effect as a vote against approval. Broker non-votes are not considered votes cast either for or against approval. While our Board of Directors intends to consider carefully the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.
Proposal Three: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant.  The Audit Committee of the Board of Directors plans to reappoint Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2024, subject to the ratification of the appointment by our stockholders as required by our bylaws. See page 41 under “Proposal Three: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant” for additional information. If a majority of votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as votes cast and will have the same effect as a vote against ratification. Broker non-votes are not considered votes cast and will not be counted either for or against ratification.
How Does Third Federal Savings and Loan Association of Cleveland, MHC Intend to Vote Its Shares?
All stockholder votes will include the vote of Third Federal Savings and Loan Association of Cleveland, MHC ("TFS, MHC"), which, as of December 27, 2023, owned 227,119,132 shares, or 80.9%, of our outstanding common stock. As such, the vote of TFS, MHC will be determinative of the outcome of any vote or election. TFS, MHC intends to vote for the election of the Board of Directors’ three nominees for director, to vote for the proposal to approve the compensation of our named executive officers, to vote for ratification of the selection of Deloitte & Touche LLP, and to vote in accordance with the recommendation of the Board of Directors on any other matter that properly comes before the meeting.
How Do I Vote?
You may cast your vote in person at the meeting or in any one of the following ways:
Over the Internet:  You may visit the web site printed on the accompanying proxy card or use your smartphone to scan the QR code printed on your Notice of Internet Availability. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been recorded properly. Internet voting is available 24 hours a day. If you vote over the Internet, you should not return a proxy card.
By Telephone:  You may call the toll-free number printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been recorded properly. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return a proxy card.
By Mail:  You may mark, sign and date the accompanying proxy card and return it to the address provided on the proxy card.
If you sign, date and return the accompanying proxy card or vote by telephone or via the Internet, the shares of common stock represented by your proxy will be voted as you specify. If you return a signed and dated proxy card, but do not indicate how your shares of common stock should be voted, the shares of common stock represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors,” for approval of the proposal concerning the compensation of our named executive officers and for ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2024.
Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?
If you are the beneficial owner of shares held in “street name” by a broker or other nominee, the broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Brokers and other nominees have the authority to vote shares for which their customers do not provide voting instructions only on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which brokers and other nominees may vote without specific instructions from their customers. The election of directors and the advisory vote on executive compensation are not considered routine matters. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should direct the vote of your shares by following the instructions provided on the voting instructions card you received from your broker or other nominee and return the voting instructions card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.
May I Revoke My Proxy or Change My Vote?
You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Stockholders, by submitting another timely, later-dated vote by telephone or Internet or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously-granted proxy or vote. Beneficial stockholders may revoke any prior voting instructions by contacting the broker or other nominee that holds their shares prior to the deadline provided in the voting instructions received from their broker or other nominee.
How Will the Proxy Solicitation Be Conducted?
This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and associates of the Company may solicit proxies in person, by telephone or by facsimile. These officers and associates will not receive any additional compensation for their participation in the solicitation process.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board of Directors is comprised of eleven directors and divided into three classes, each consisting of a number of directors as nearly equal as possible. The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting of stockholders. At this annual meeting of stockholders, the stockholders will consider the election of three directors, each for a three-year term expiring in 2027, and until his or her successor is elected and qualified. The current terms of office of Barbara J. Anderson, Anthony J. Asher and Meredith S. Weil will expire on the day of this annual meeting of stockholders. The Board of Directors has nominated each of these incumbent directors for election at the annual meeting of stockholders. At the meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Barbara J. Anderson, Anthony J. Asher and Meredith S. Weil.
If for any reason any of the nominees are unable to serve as a director at the time of the election (which is not expected), the shares of common stock represented by your proxy will be voted for the election of a substitute nominee recommended by the Board of Directors, acting as our nominating committee, if the Board makes any such recommendation. The following table sets forth information regarding our directors.

Name	Age	Positions Held in TFS Financial Corporation	Director Since	Term of Office Expires
Nominees for Director

Barbara J. Anderson	76	Director	2021	2024
Anthony J. Asher	85	Director	2008	2024
Meredith S. Weil (1)	57	Director, Chief Operating Officer, Secretary	2014	2024

Directors Continuing in Office

Martin J. Cohen	70	Director	2006	2025
Robert A. Fiala	70	Director	2005	2025
William C. Mulligan	70	Director	2007	2026
Terrence R. Ozan	77	Director	2011	2026
John P. Ringenbach	74	Director	2015	2025
Marc A. Stefanski	69	Chair of the Board, President, Chief Executive Officer and Director	1987	2026
Daniel F. Weir	72	Director	2022	2026
Ashley H. Williams (2)	40	Vice Chair of the Board and Director	2018	2025

(1) Effective January 1, 2024, Ms. Weil will hold positions of Director, Chief Financial Officer and Secretary.
(2) Ms. Williams is the daughter of Marc A. Stefanski.

The Board of Directors recommends that stockholders vote FOR the nominees for election set forth above.
Business Experience of Each Nominee for Director

Barbara J. Anderson is a seasoned activist for successful homeownership in low-income neighborhoods in Northeast Ohio, serving as president of Empowering and Strengthening Ohio’s People (ESOP), supporting financial reinvestment into inner-city neighborhoods and lobbying in support of victims of predatory lending. She is the founder and chief executive officer of the non-profit, Another Chance Ohio, which provides clothing, furniture, and appliances to those in need, and operates homes for victims of domestic violence, veterans, and children aging out of foster care. She was chosen to join the Cuyahoga County Community Reinvestment Advisory subcommittee in 2019 and, among other appointments, has served on the Board of the Cleveland Housing Network and the Center for Economic Opportunities of Greater Cleveland. She is retired from the City of Cleveland Department of Community Development, Office of Fair Housing and Consumer Affairs. Ms. Anderson's experience in community lending and reinvestment brings a valuable perspective on matters important to the Board.

Anthony J. Asher currently serves as the Chair of Weston, Inc., a real estate ownership firm that is the largest industrial property owner in the Cleveland, Ohio area, which Mr. Asher founded in 1971. Prior to organizing Weston, Mr. Asher founded

Guardian Title Company in 1963. This experience, combined with his background as an entrepreneur, provides invaluable skills used in his service on the Board and the Audit Committee.

Meredith S. Weil joined Third Federal Savings and Loan in 1999 and was named Chief Operating Officer of Third Federal in 2012 and Chief Operating Officer of TFS Financial Corporation in 2018. She has also served as a member of the Board of Directors since 2014. Prior to her current role, she held several senior management positions within Third Federal, including Regional Manager of Retail Delivery Operations, as well as the head of Customer Service, Internet Services and Marketing. She has worked in the banking industry since 1992 and is a member of the board of trustees of both The Cleveland Orchestra and Hawken School. Ms. Weil brings extensive business and banking experience to the Board and enhances the Board’s overall understanding of the Company and the industry.

Business Experience of Each Continuing Director

Martin J. Cohen has been a managing partner of H & M Management Company since 1975 and is manager and part owner of seven apartment complexes. He has managed and owned numerous other commercial properties. These skills and experience provide a useful resource in his service on the Board and the Audit and Directors Risk Committees.

Robert A. Fiala is founding partner of the architecture firm, ThenDesign, which he founded in 1989 and is currently ranked as one of the largest design firms in northern Ohio. He is also the Mayor of the City of Willoughby, Ohio, and a previous member of its City Council. Mr. Fiala’s management and business experience in operating his own company and his extensive civic and community responsibilities bring extensive knowledge and business acumen, as well as knowledge of the local community served by the Company, to his service on the Board and the Compensation Committee.

William C. Mulligan retired as a Senior Advisor to Primus Capital Funds, a private equity firm, in August 2022. Mr. Mulligan previously served as a Managing Director and Manager Partner of the firm. Prior to Primus, Mr. Mulligan was a consultant with McKinsey & Company. Mr. Mulligan is a trustee of several non-profit organizations and a director of Universal Electronics, Inc. (Nasdaq: UEIC). Mr. Mulligan’s exposure to a wide range of companies across a variety of functional areas provides him with extensive business, financial and risk management skills that are important to his service on the Board and the Audit and Compensation Committees.

Terrence R. Ozan serves on the board of directors of multiple privately held companies. He retired from the board of Capgemini in 2014 after 14 years of service. Capgemini provides consulting, technology and outsourcing services around the world. Prior to 2003, Mr. Ozan served as chief executive officer of North American operations and was an executive member of the Capgemini Global Management Committee. Before that time, Mr. Ozan was chief executive officer of worldwide consulting services for Ernst & Young, serving on various boards and governance committees. In his nearly 30-year career at Ernst & Young, he also directed many different U.S. business units of the organization. Mr. Ozan’s extensive business and banking experience enhances the risk management and oversight functions of the Board and is important to his service on the Board and the Directors Risk Committee.

John P. Ringenbach has more than 40 years of experience in the financial services industry, most recently serving as Chief Operating Officer of Third Federal from 1993, until his retirement in 2012. Prior to joining the company, Mr. Ringenbach was president of Commerce Exchange Bank from 1987 until 1993. Before that time, he spent 14 years at Ameritrust. Mr. Ringenbach’s many years of service in the financial services area, including as an officer of Third Federal Savings and Loan, bring knowledge of the financial, operational and regulatory challenges that the Company faces, which provides a valuable resource to his service on the Board and the Compensation and Executive Committees.

Marc A. Stefanski joined Third Federal Savings and Loan Association in 1982 and was elected Chair of the Board and Chief Executive Officer in 1987, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and the Company in 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938. Mr. Stefanski’s values, leadership skills, extensive experience overseeing the growth of Third Federal Savings and Loan and the Company and extensive knowledge of the industry, the Company and the community are considered valuable assets to the Board of Directors.

Daniel F. Weir has more than 30 years of banking experience, most recently serving as a member of the management team at Third Federal Savings and Loan. Mr. Weir spent nearly 20 years with the company in several executive management capacities, including human resources, business development, lending services, and as a member of the Board of Directors. Prior to joining Third Federal, he served as the District Vice President of Retail Banking for Ameritrust in Cleveland, where he managed more than 20 branches and 200 retail employees. He is a past member of the Board of Trustees for the Urban Community School in Cleveland, and is a past member of the Board of Directors and Treasurer for the Naples Press Club of Southwest Florida. Mr. Weir's wide-ranging years of banking experience provides a valuable resource to his service on the Board and the Compensation Committee.

Ashley H. Williams was named to the Board of Directors in 2018 and elected Vice Chair of the Board in 2023. Prior to her work as a director, Ms. Williams served as Vice President of the Third Federal Foundation to support its education and community revitalization efforts. As Vice President of Institutional Equity Sales for Sandler O’Neill + Partners in New York, Ms. Williams regularly researched more than 300 U.S. financial companies in her portfolio and sold securities to institutional clients. Ms. Williams holds a BA from Emory University in Atlanta, GA. Ms. Williams brings a broad knowledge of U.S. financial companies, strategy involving securities offerings, and commitment to education and community revitalization, all of which are valuable perspectives for the Board.

CORPORATE GOVERNANCE
Meetings of the Board of Directors
During the fiscal year ended September 30, 2023, the Board of Directors met 12 times, and the board of directors of Third Federal Savings and Loan, which consists of the same directors as the Board of Directors, met 12 times. During the fiscal year ended September 30, 2023, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the director served. The Company strongly encourages all of its directors to attend the annual meeting of stockholders. All directors attended last year’s annual meeting. The Board of Directors has established various standing committees, including an Audit Committee, Compensation Committee, Executive Committee and Directors Risk Committee. The full Board of Directors acts as the Company’s nominating committee.
Independent Directors
A majority of the members of the Board of Directors and all members of the Audit Committee, Compensation Committee and Directors Risk Committee are independent, as affirmatively determined by the Board of Directors consistent with the criteria set forth in the listing rules of the NASDAQ Stock Market, LLC (“NASDAQ”).
The Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, the Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with the Company and its subsidiaries.
As a result of this review, the Board of Directors affirmatively determined that nominees Anderson and Asher and continuing directors Cohen, Fiala, Mulligan, Ozan, Ringenbach and Weir are independent. The Board of Directors determined that nominee Weil and continuing director Stefanski are not independent because they are associates of the Company and continuing director Williams is not independent because she is the daughter of Marc A. Stefanski.
Board Leadership Structure and Risk Oversight
Pursuant to the Company’s bylaws, the Board of Directors is responsible for the selection of a Chair of the Board and a President of the Company, and may further designate the Chair of the Board as an officer.
Mr. Stefanski currently serves as our Chair of the Board, President, and Chief Executive Officer. The Board of Directors believes that this structure provides the optimal leadership model for us. Combining the Chair of the Board and President and Chief Executive Officer roles fosters accountability, effective decision-making and alignment of interests of the Board of Directors and management. Mr. Stefanski also is able to use the in-depth focus and perspective gained in his executive function to assist the Board of Directors in addressing both internal and external issues affecting the Company. This structure also allows a single person to act as a spokesperson for the Company and to represent and speak on our behalf to our customers, associates and regulators. It also best leverages Mr. Stefanski’s unique attributes and heritage as his family’s name and history are an important part of our brand image. Director Williams currently serves as Vice Chair of the Board and will preside over meetings of the Board in the absence of the Chair and President.
While the Board of Directors does not have a lead independent director, it feels that having a majority of independent directors, a discrete and independent committee system and periodic meetings of non-management directors in executive session permits the Board to maintain effective oversight of the Company’s management. The Board of Directors periodically reviews its leadership structure to ensure that it meets the Company’s needs.
The Board of Directors monitors the risks inherent in the Company’s business model and internal operations, including risk relating to changes in interest rates, risk relating to the Company’s investments, risk relating to the Company’s lending activities and risk arising from the Company’s compensation policies and practices.
Because a majority of the Company’s assets and liabilities are monetary in nature, the Company’s most significant form of risk, and thus the risk most important to manage, is interest rate risk. In general, our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, the Directors Risk Committee of the Board of Directors has established risk management guidelines and directed the formation of an Asset/Liability Management Committee consisting of members of management. The Directors Risk Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities and for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives.

The Asset/Liability Management Committee is responsible for managing this risk consistent with the guidelines approved by the Directors Risk Committee. The Asset/Liability Management Committee meets quarterly, or more frequently as necessary, and provides reports of its proceedings to the Directors Risk Committee.
The Company is also exposed to risk from the assets in which it invests. As part of its risk oversight, the Directors Risk Committee is responsible for establishing and overseeing the Company’s investment policy, which is reviewed at least annually by management, and any changes to the policy are subject to approval by the Directors Risk Committee. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with our interest rate risk management strategy. Third Federal Savings and Loan also maintains an Investment Committee made up of members of management, which oversees investing activities and strategies and policies. The management Investment Committee meets quarterly, or more frequently as necessary, and provides reports of its proceedings to the Directors Risk Committee.
A third category of risk to which the Company is exposed is risk from its lending activities. As part of its risk oversight, the Board of Directors has established credit and lending policies, including loan approval limits. The Board of Directors has delegated authority to its Executive Committee to review and delegate authority to certain associates of the Company to consider and approve loans within their designated authority. On an annual basis, the Board of Directors reviews and approves the credit and lending policies.
In addition, the Directors Risk Committee oversees the Company’s risk management processes and has responsibilities with respect to risk management oversight, including responsibilities with respect to interest rate, investing and lending risk, as discussed above. The Directors Risk Committee is responsible for the regular review of the guidelines, policies and deliberations of the Company’s Investment Committee and Asset/Liability Management Committee. The Directors Risk Committee also reviews the Company’s strategies, policies and practices to identify, assess, report and manage other risk exposures and considers similar risk assessments presented to it by the Company’s internal management risk committee.
The Audit Committee is also involved in the risk management process. The Audit Committee annually reviews and approves the processes used by our internal audit department in developing our annual risk assessment, discusses any areas of high risk identified during an audit, inquires into significant risks facing the Company, and discusses independently with management the Company’s policies with respect to risk assessment and risk management.
As part of our incentive compensation program, the Compensation Committee has discretion to reduce the amount payable from the incentive pool based on the results of our on-going enterprise-wide risk assessment. In addition, the Company uses only non-commissioned associates to gather loan applications and underwrite and process loan requests. These measures are designed to reduce incentives for associates to cause the Company to take undue risk.
The Compensation Committee and management have assessed our compensation policies and practices and do not believe that they are reasonably likely to have a material adverse effect on the Company.
Executive Session
The non-management members of the Board of Directors meet periodically in executive session.

Committee Membership and Roles
The following table provides details with respect to committee membership and roles as of September 30, 2023.

	Audit (1)	Compensation	Directors Risk	Executive	Nominating
Barbara J. Anderson			✓		✓
Anthony J. Asher	✓				✓
Martin J. Cohen	✓		✓		✓
Robert A. Fiala		Chair			✓
William C. Mulligan	Chair (2)	✓			✓
Terrence R. Ozan			Chair		✓
John P. Ringenbach		✓		✓	✓
Marc A. Stefanski				✓	✓
Meredith S. Weil					✓
Daniel F. Weir		✓			✓
Ashley H. Williams				Chair	✓

(1) The Audit Committee also serves as our Qualified Legal Compliance Committee.
(2) Mr. Mulligan also serves as our “audit committee financial expert.”

Audit Committee
The Audit Committee consists of Messrs. Mulligan (Chair), Asher and Cohen. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board of Directors. The Audit Committee also serves as our Qualified Legal Compliance Committee. Each member of the Audit Committee is independent under the NASDAQ listing rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Mulligan is an “audit committee financial expert” as that term is defined by the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). The Audit Committee met four times during the fiscal year ended September 30, 2023.
A current copy of the Audit Committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.
Compensation Committee
The members of the Compensation Committee of the Board of Directors (the “Committee”) are Messrs. Fiala (Chair), Mulligan, Ringenbach and Weir.
Each member of the Compensation Committee is independent under the NASDAQ listing rules. All members of the Committee served on the Committee throughout the fiscal year ended September 30, 2023, during which the Committee held five meetings.
The Committee is responsible for assisting the Board of Directors in the following areas:
•Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;
•Reviewing, at least annually, the structure of and compensation opportunities available under the Company’s executive and associate compensation plans in light of the Company’s goals and objectives;
•Evaluating the risks arising from the Company’s compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company;

•Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;
•Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;
•Reviewing and approving grants and awards to the executive officers and other participants under equity-based compensation plans, based on achievement of pre-determined goals and objectives;
•Reviewing and approving compensation for members of the Board of Directors and any of its committees; and
•Reviewing and approving any employment agreement or severance agreement to be made with any existing or prospective executive officer of the Company.
The Committee engages an independent compensation consultant to assist in the design of the Company’s compensation program and the review of its effectiveness.
A copy of the Committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.
Directors Risk Committee
The Directors Risk Committee consists of Messrs. Ozan (Chair) and Cohen and Ms. Anderson. The Directors Risk Committee is responsible for providing oversight and monitoring relating to our risk management practices, procedures and tolerances. The Directors Risk Committee held four meetings during the fiscal year ended September 30, 2023.
A copy of the committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.
Executive Committee
The Executive Committee, which currently consists of Ms. Williams (Chair) and Messrs. Ringenbach and Stefanski, possesses the power of the Board of Directors during intervals between meetings of the Board of Directors in order to address various items, including approval of various policies and guidelines and significant agreements and contracts. The Executive Committee does not possess the power to fill vacancies on the Board of Directors or any committee of the Board of Directors. The Executive Committee held twelve meetings during the fiscal year ended September 30, 2023.
Nominating Committee
The Board of Directors has determined that the Company is a “controlled company,” as defined in the NASDAQ corporate governance rules, because TFS, MHC currently owns more than 50% of our common stock. Therefore, the full Board of Directors acts as our nominating committee and does not have a separate nominating committee charter. The Board of Directors met once in this capacity during the fiscal year ended September 30, 2023. In that capacity, the Board of Directors recommended a slate of nominees for election by stockholders at the Company’s 2023 annual meeting of stockholders.
As set forth in our Policy and Procedures for Stockholder Recommendations for Director Candidates (the “Policy”), the Board of Directors will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Board of Directors’ consideration, a stockholder may submit the candidate’s name, qualifications and other pertinent information required by the Policy to the Company’s Secretary at the following address: 7007 Broadway Avenue, Cleveland, Ohio 44105. To be timely, the submission must be received by the Secretary at least 150 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.
Under our bylaws, no nomination for director, except one made by the Board of Directors, will be voted upon unless the nomination is made in writing and delivered to the Company’s Secretary at least 30 days prior to the date of the annual meeting. Upon delivery, a nomination will be posted in a conspicuous place in each office of the Company. Ballots bearing the names of all persons nominated by the Board of Directors and by stockholders will be provided for use at the annual meeting. If the Board of Directors fails or refuses to act in regard to nominations for directors at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any holder of shares of common stock entitled to vote, and will be voted upon.
The Board of Directors has recommended for election each of the nominees identified in “Proposal One: Election of Directors” on page 4.
A current copy of the Policy is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.
The Board of Directors has not established specific minimum qualifications that a candidate must have in order to be recommended for election to the Board of Directors. However, in determining qualifications for new directors, the Board of Directors will consider a potential director’s qualification as independent under the NASDAQ listing rules, as well as his or her age, skill and experience in the context of the needs of the Board of Directors. While the Board of Directors does not have a specific policy with regard to its consideration of diversity of its members, diversity is one of many factors taken into account when considering potential candidates to serve on the Board of Directors.
When evaluating a candidate, the Board of Directors considers those attributes most likely to serve the interests of the Company and its stockholders. Those characteristics among members of the Board of Directors will ideally reflect a balance of professional and personal backgrounds that contribute to the Board of Directors’ performance of its functions in the highly competitive and closely regulated industry in which the Company operates. If the Board of Directors believes that a potential candidate may be an appropriate nominee to the Board, the Board will seek to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about the Company, the Board of Directors and its governance practices.
Code of Conduct, Code of Ethics, Policy on Recoupment of Incentive Compensation and Insider Trading Policy
The Company has adopted policies governing the activities of both the Company and Third Federal Savings and Loan, including a code of conduct, an insider trading policy, a policy on recoupment of incentive compensation for executive officers and a code of ethics for senior financial officers. The code of conduct and insider trading policies apply to all associates and directors. The code of conduct addresses conflicts of interest, the treatment of confidential information, general associate conduct and compliance with applicable laws, rules and regulations. The insider trading policy provides guidelines with respect to the use of material non-public information and prohibits associates and consultants from engaging in transactions with respect to our common stock in violation of applicable law. Additionally, the insider trading policy prohibits officers and directors from hedging or pledging their interest in Company stock. The policy on recoupment of incentive compensation requires the Company to recover incentive-based compensation from current and former executive officers when the compensation is determined to have been erroneously awarded due to an accounting restatement of previously issued financial statements. The code of ethics for senior financial officers applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and addresses adherence to standards of integrity and professionalism when conducting and reporting the Company’s financial affairs. In addition, the codes are designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The codes and policies are posted on the Company’s website, www.thirdfederal.com, under “Investor Relations.” Any waiver of any provision of either code or either policy granted to an executive officer or director may be made only by the Board of Directors. There were no waivers granted during fiscal year 2023.

Board Diversity
In accordance with NASDAQ's board diversity listing standards, the following table shows the diversity of our directors, combining both nominees and those continuing in office.

Board Diversity Matrix for TFS FINANCIAL CORPORATION
As of September 30, 2023

Total Number of Directors	11
Part I: Gender Identity	Female	Male	Did not Disclose Gender
Directors	3	7	1
Part II: Demographic Background
African American or Black	1
White	2	7
Did not Disclose Demographic Background			1

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company’s independent accountant is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.
The Audit Committee has:
•Reviewed and discussed with management the audited financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2023;
•Discussed with the Company’s independent accountant the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees); and
•Received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2023, be included in the Company’s Annual Report on
Form 10-K, filed with the SEC.
Audit Committee
William C. Mulligan, Chair
Anthony J. Asher
Martin J. Cohen

EXECUTIVE COMPENSATION
Executive Summary
The Company’s total assets increased by $1.13 billion during fiscal year 2023 to $16.92 billion. The asset growth for the year was primarily the result of an increase in net loans of $908.7 million. Loan originations and purchases, including first mortgages and equity loans and lines of credit, were $3.56 billion during the fiscal year. Loan growth was funded by both borrowed funds, which increased $480.4 million during the year to $5.27 billion, and deposits, which grew $528.8 million to $9.45 billion at September 30, 2023. Total shareholders' equity increased $83.0 million to $1.93 billion at September 30, 2023. The Company declared and paid a quarterly dividend of $0.2825 per share during each of the four quarters of fiscal year 2023 and repurchased 361,869 shares of the Company's common stock during the fiscal year, at an average price of $13.82 per share.
The Company reported net income of $75.3 million for the fiscal year ended September 30, 2023. This was a slight increase of $0.7 million from the prior year. Net interest income increased by $16.2 million to $283.6 million for the fiscal year. The interest rate spread decreased by 18 basis points to 1.57% while the net interest margin decreased eight basis points to 1.80% during the fiscal year. There was a $1.5 million release of provision for credit losses for the fiscal year ended September 30, 2023, compared to a $1.0 million provision for the previous fiscal year. Net loan recoveries continued to curtail provision requirements. The Company recorded $6.4 million of net loan recoveries during the fiscal year ended September 30, 2023. Total non-interest income for the fiscal year ended September 30, 2023, was $21.4 million compared to $23.8 million for the previous fiscal year.
The Company continues to review and refine, as necessary, its compensation plans and programs in an effort to enable those plans and programs to support the achievement of the Company’s strategic goals and link the payouts made to executive officers with the Company’s financial performance. Among other positive practices the Company has adopted, the Company:
•Awards any annual performance-based cash bonus based on the Company’s net income (subject to certain adjustments), a key metric of Company performance and indicator of stockholder return;
•Undertakes a risk assessment analysis in determining the annual performance-based cash bonus, which allows for downward adjustment of the bonus pool available to named executive officers;
•Structures a portion of its stock award compensation to be earned based on return on assets performance metrics;
•Does not maintain employment or severance agreements with any of the named executive officers; and
• Maintains a policy that provides for the recovery of awarded incentive-based compensation in certain events, as described under "Clawback Policy" on page 25.
Compensation Discussion and Analysis
Overview
The following discussion and analysis should be read in conjunction with the information presented in the compensation and award tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ended September 30, 2023. The Committee engages an independent compensation consultant, Exequity LLP (the “Compensation Consultant”), to advise it on the Company’s compensation programs. The Committee has reviewed the independence of the Compensation Consultant and does not believe that the services provided by the Compensation Consultant raise any conflicts of interest.
The tables and related disclosures that follow cover the following individuals, whom we refer to as our named executive officers:
•Marc A. Stefanski, Chair of the Board, President and Chief Executive Officer;
•Timothy W. Mulhern, Chief Financial Officer and Treasurer;
•Meredith S. Weil, Chief Operating Officer;
•Cathy W. Zbanek, Vice President of the Company and Chief Synergy Officer, Third Federal Savings and Loan; and
•Andrew J. Rubino, Vice President of the Company and Chief Information Officer, Third Federal Savings and Loan.

Each of the named executive officers is an officer of the Company and is employed by Third Federal Savings and Loan as of the end of the fiscal year 2023. On October 26, 2023, the Board approved certain leadership changes to be effective as of January 1, 2024. As of that date, Mr. Mulhern will serve as Chief Innovation Officer of the Company's Thrift subsidiary, Third Federal Savings and Loan Association of Cleveland, and Vice President of the Company, and Ms. Weil, in addition to her role as Director and Secretary, will serve as Chief Financial Officer and Treasurer. The duties traditionally performed by the Chief Operating Officer will be absorbed by Ms. Weil and other key officers.
Of the total compensation paid to each named executive officer, a portion of such compensation is allocated as being paid by the Company while the remainder is allocated as being paid by Third Federal Savings and Loan. All discussion of compensation paid to the named executive officers refers to the combined amount of compensation paid by the Company and Third Federal Savings and Loan.
The compensation and benefits payable to the Company’s directors and executive officers are established by or under the supervision of the Committee. During the fiscal year ended September 30, 2023, the Committee consisted of four members, Messrs, Fiala (Chair), Mulligan, Ringenbach and Weir, each of whom is an independent director within the meaning of the NASDAQ listing rules and a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
The purposes of the Committee, among others, are to discharge the Board of Directors’ responsibilities relating to compensation of the Company’s directors and executive officers and to approve and evaluate the director and executive officer compensation plans, policies and programs of the Company. The Committee’s charter provides that the Committee will generally meet quarterly or as needed. During fiscal year 2023, the Committee held five meetings. The agenda for each meeting is established by the Chair of the Committee. The Committee frequently invites members of senior management and outside advisors, as necessary, to report on matters of interest to the Committee and to participate as requested in its deliberations. In addition, the Committee meets in executive session without management as needed.
Compensation Philosophy and Objectives
In making decisions with respect to compensation for our named executive officers and other executives, the Committee is guided by the following philosophies and objectives:
•We must attract, retain and motivate superior associates, including executives, for our flat business structure to be effective. Our flat business structure is intended to provide a framework for effective and prompt decision making, associate job satisfaction, the sharing of resources and the ability to respond quickly to changes in the marketplace.
•Our compensation program should be competitive and comprehensive, consist of base salary, annual incentives, long-term incentives and benefits, and support our operating strategy of emphasizing teamwork and personal and professional enhancement through efficiency and cross training our associates throughout the Company.
•Our compensation program should motivate and reward our executives for sustained performance through the use of performance-based cash and equity compensation tied to short- and long-term goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of stockholder value.
•Our compensation program should be designed to eliminate any incentive for our executive officers to cause the Company to take undue risk.
Advisory Vote
At the annual meeting of stockholders held on February 23, 2023, the non-binding vote on executive compensation received support of approximately 93% of votes cast by our stockholders. Based on the results of the stockholder vote, we believe our overall executive compensation program is aligned with the interests of our stockholders. Accordingly, no significant changes to our executive compensation program took place in fiscal year 2023 as a direct result of such stockholder vote.
Compensation Setting Process
We manage our business with a long-term view. In our effort to design a compensation program that is in the best interests of the Company and its stockholders, the Committee evaluates, among other things, the Company’s financial performance, conditions in our industry and compensation features necessary to attract and retain superior executives, including competitive considerations in our industry.
On an annual basis, the Committee reviews and recommends compensation levels for executive officers based on the considerations described above.

For fiscal year 2023, the Committee retained the Compensation Consultant to assist the Committee in its compensation review. The Committee reviewed pay information within its comparator group, which includes companies that reflect the current market of publicly traded regional banks and thrifts and mortgage financing companies with assets ranging from approximately half the size of the Company to two times the size of the Company and two companies with assets slightly above two times the size of the Company that are comparable to the Company on a market capitalization basis (The Company’s assets at September 30, 2023, were $16.9 billion). The companies included in the comparator group for fiscal year 2023 were as follows:

•	Axos Financial, Inc.	•	Hancock Whitney Corporation
•	Bank of Hawaii Corporation	•	Home Bancshares, Inc.
•	BankUnited, Inc.	•	Independent Bank Corp.
•	Brookline Bancorp, Inc.	•	International Bancshares Corporation
•	Capitol Federal Financial, Inc.	•	Mr. Cooper Group Inc.
•	Cathay General Bancorp	•	Northwest Bancshares, Inc.
•	Columbia Banking System, Inc.	•	OceanFirst Financial Corp.
•	Community Bank System, Inc.	•	Ocwen Financial Corporation
•	CVB Financial Corp.	•	Provident Financial Services, Inc.
•	Dime Community Bancshares, Inc.	•	Trustmark Corporation
•	Eagle Bancorp, Inc.	•	Washington Federal, Inc.
•	First BanCorp.	•	WSFS Financial Corporation
•	Fulton Financial Corporation
The Committee does not set compensation for our executives at a pre-determined level in relation to the group, such as the median level of compensation reported by the group, or by applying a formula to the compensation reported by the group. Instead, as the first step in the compensation setting process, the Committee reviews the compensation data for the comparator group to assess the competitiveness of the Company’s compensation programs and its ability to achieve the objectives of its compensation programs.
In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation for each individual and uses tally sheets to assist in the process. The Committee believes that the total compensation opportunity available to executive officers should consist of base salary, short-term performance-based cash bonuses, long-term incentives, retirement and other executive benefits, and perquisites. The Committee has no mandatory policy for the allocation among base salary, short-term performance-based cash bonuses, and long-term incentives. The named executive officers hold restricted stock units, performance share units and stock options granted in fiscal year 2022 and prior years that create a strong link between executive compensation and long-term stockholder value creation and encourage long-term retention. To motivate and reward current-year performance, a significant percentage of total earnable cash and stock compensation for the Company’s executive officers, including the named executive officers, during fiscal year 2023 was allocated to annual performance-based awards.
As part of the compensation-setting process, the Committee reviews with Mr. Stefanski the compensation data for his direct reports and considers Mr. Stefanski’s recommendations for them. In addition to reviewing individual performance, Mr. Stefanski’s review attributes significant weight to how the named executive officers performed as a team, because of the Company’s culture of rewarding teamwork. As a result, in addition to relative job responsibilities, internal pay equity plays a significant role in the Committee’s analysis of compensation for the named executive officers (other than Mr. Stefanski, as explained below) and its final determination of compensation. In making its final determinations, the Committee was less focused on market pay for each individual executive officer (other than Mr. Stefanski), and more focused on how the aggregate pay of the named executive officers (other than Mr. Stefanski) compared to aggregate market values.
As Chair and Chief Executive Officer, Mr. Stefanski’s compensation is significantly higher than that of the other named executive officers because of his scope of responsibility, his tenure and experience with the Company and his impact on the performance of the Company. Mr. Stefanski also is an integral part of our marketing campaign as spokesman, and his family’s name is an important part of our brand image.

Elements of Compensation
The following elements were included in our compensation program for named executive officers during fiscal year 2023:

Element of Compensation	Description	Key Objectives Promoted

Annual Compensation
Base Salary	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable the Company to attract and retain talented associates.

Annual Performance-based Cash Bonuses for Named Executive Officers	Variable cash bonuses. Bonuses for the named executive officers are based on the net income of the Company, adjusted for certain pre-identified factors deemed to be beyond the executives’ control, and subject to reductions based on changes in certain risk factors of the Company over the fiscal year.	Designed to motivate and reward achievement of short-term financial, operational and strategic business goals.

Long-Term Compensation
Stock Options	Right to purchase common stock at a set price for a period of time after the right vests.	Designed to be market competitive, motivate and reward achievement of stock price growth, and align associates’ interests with those of the Company’s stockholders. Also designed to retain executives.

Restricted Stock Units	Units representing a right to receive shares of common stock that vest as a result of continued employment for a stated period of time.	Designed to retain executives, motivate and reward achievement of stock price growth and align associates’ interests with those of the Company’s stockholders.

Performance Share Units	Units representing a right to receive shares of common stock that vest as a result of the Company achieving return on assets performance-based metrics for a stated period of time.	Designed to retain executives, motivate and reward achievement of financial business goals and align associates’ interests with those of the Company’s stockholders.

Element of Compensation	Description	Key Objectives Promoted
Other Compensation Elements
Third Federal Savings 401(k) Plan
A 401(k) retirement savings plan that enables associates to defer up to 75% of their compensation with a Company matching contribution of up to 4% of an associate’s contributions. The 401(k) Plan also provides profit sharing contributions as determined by the Board, but no profit sharing contributions were made in fiscal year 2023. The Company also may make discretionary contributions, as determined by the Board, to the 401(k) Plan on behalf of eligible associates. In fiscal year 2023, the Company made discretionary contributions to the 401(k) Plan equal to 2.5% of each eligible associate’s base salary.
Designed to be market-competitive and enable the Company to attract and retain talented associates.

Benefit Equalization Plan	A retirement savings plan that enables executives to defer a portion of their cash compensation and provides Company matches and profit sharing contributions that would have been payable under the 401(k) Plan, but for certain limits established by law.	Designed to enable the Company to attract and retain talented executives.

Associate Stock Ownership Plan	A plan that awards our associates shares of common stock of the Company. Pursuant to the plan, every eligible associate, including each executive, receives an equal number of shares of common stock on an annual basis.	Designed to help align associates’ interests with those of the Company’s stockholders.

Other Benefits	Health, life and disability insurance benefits.	Designed to be market-competitive and enable the Company to attract and retain talented associates.

Perquisites
Personal benefits provided to executives such as financial, retirement and estate planning programs; executive physical and medical concierge programs; payment of membership fees; home security; company car; and charter flight programs.
Designed to be market competitive and to facilitate the executive’s attention to the Company’s business.

Base Salary.  The Company defines base salary as a “fixed” rate of pay that associates, including the named executive officers, receive in exchange for sustained performance of job duties and responsibilities over time. Base salary is intended to enable the Company to attract and retain the highest quality professionals in their fields. The Company reviews the base salary of its executive officers annually. In the first quarter of fiscal year 2023, the Compensation Committee, with advice from the Compensation Consultant and Mr. Stefanski, evaluated the salaries for each named executive officer. The Committee adjusted the base salary for each named executive officer (other than Mr. Stefanski) as set forth below. Messrs. Mulhern and Rubino received increases of 13.3% to bring their salaries closer to market competitive for their roles. The Committee determined not to adjust the base salary of Mr. Stefanski.

	For the year beginning January 1,
Named Executive Officer	2021	2022	2023
Marc A. Stefanski	$1,500,000	$1,500,000	$1,500,000
Timothy W. Mulhern (1)	$—	$300,000	$340,000
Meredith S. Weil	$556,756	$556,756	$575,000
Cathy W. Zbanek	$470,151	$470,151	$485,000
Andrew J. Rubino (2)	$—	$300,000	$340,000
(1) Mr. Mulhern was appointed Chief Financial Officer on January 15, 2022.
(2) Mr. Rubino was appointed Chief Information Officer on October 1, 2021.
Annual Performance-based Cash Bonuses for Named Executive Officers.  Under the Company’s Management Incentive Compensation Plan, the named executive officers listed in the table above were eligible to receive annual performance-based cash bonuses for fiscal year 2023. The potential bonuses under this plan for fiscal year 2023 are correlated directly to the net income of the Company during the applicable annual period, subject to certain adjustments. This plan is intended to provide an incentive based on performance and payout amounts that are competitive with the market.
Under this plan for fiscal year 2023, net income may be adjusted to eliminate the effect, positive or negative, of (i) unexpected events outside of the control of the named executive officers relating to taxes, regulatory assessments and pension or medical coverage charges, sales of loans (as offset by increased mortgage servicing rights amortization) and discharges through bankruptcy proceedings of borrowers’ obligations under performing loans and (ii) changes in accounting principles. In determining net income for purposes of establishing the incentive pool, except as discussed below, the budgeted amount for the foregoing items was used where the actual amount varied more than $1 million (on an after-tax basis) from the budgeted amount. Additional information regarding the adjustments made to net income for bonus purposes for fiscal year 2023 is included in the table on page 20.
For fiscal year 2023, the Company established a target “incentive pool” of $3,615,000. That target was calculated using a formula equal to the sum of 125% of Mr. Stefanski's base salary plus 100% of the other named executive officers' collective base salaries. The actual incentive pool was calculated based on how the amount of adjusted net income of the Company compared to budgeted net income. Subject to the Committee's discretion to reduce the amount payable after evaluating risk factors discussed later in this section, the actual incentive pool was determined as follows:

Adjusted Net Income as a % of Budgeted Net Income	Percentage of Target Incentive Pool
Below 20% of budget	0%
Between 20% and 110% of budget (1)	20% to 110% (1)
Greater than 110% of budget	110%
(1) Performance between thresholds was interpolated.

The Committee determined that for fiscal year 2023, the incentive pool would be distributed to the named executive officers with the following percentages:

Named Executive Officer	Percentage of Incentive Pool
Marc A. Stefanski	51.87%
Timothy W. Mulhern	9.41%
Meredith S. Weil	15.91%
Cathy W. Zbanek	13.42%
Andrew J. Rubino	9.41%
The percentage of the incentive pool allocated to each participant was based on the Committee’s judgment in reviewing market data for the executives' positions, the executives’ salaries, and the desire to support the Company’s culture of rewarding teamwork. As such, the Committee established a relationship of desired annual bonuses as a percentage of base salary that would be awarded to each executive. Mr. Stefanski’s direct reports were ascribed a share of the bonus pool proportionate to their respective base salaries. Thus, the pool allocation would provide each executive with an annual performance-based bonus that represented the same percentage of his or her base salary earned during the period as the percentage for each other executive. Given Mr. Stefanski’s role with the Company and reflecting relevant market data, Mr. Stefanski’s portion of the pool was established to deliver 125% of the amount received by his direct reports when stated as a percentage of base salary. Thus, if each of Mr. Stefanski’s direct reports were to receive a bonus of 40% of base salary, Mr. Stefanski would receive a bonus of 50% of base salary.
The maximum bonus that could be paid to Mr. Stefanski for fiscal year 2023 was $2,062,500 and the maximum bonus that could be paid to each other named executive officer for fiscal year 2023 was 110% of his or her base salary.
In determining the actual bonus payment to be made to the named executive officers, the Committee has discretion to reduce the amount payable from the incentive pool based upon an enterprise-wide risk assessment. This risk assessment consists of a review of the compliance, credit, interest rate, liquidity, technology, operational, price, reputational and strategic risks of the Company. These risks are reviewed from multiple perspectives with a year-over-year trend line comparison playing a significant role in the evaluation. The management risk committee prepares the analysis and presents it to the Directors Risk Committee for its review and approval. Following the Directors Risk Committee review and approval, the risk analysis is reviewed by the Committee and used to determine whether the bonus pool should be reduced. Because of its ability to reduce bonuses and the fact that bonuses are capped, the Committee believes that the bonus program is designed to reduce incentive for the executive officers to cause the Company to take undue risk. For fiscal year 2023, the Committee reviewed the enterprise-wide risk assessment and the year-over-year trend line comparison and determined that no significant negative change in the Company’s risk profile occurred during the year. As such, the Committee did not reduce the bonus payments to be made to the named executive officers from the incentive pool for fiscal year 2023.

The adjusted net income used for incentive pool purposes for fiscal year 2023 was approximately $77.3 million, or 96.0% of targeted earnings of $80.5 million. This resulted in an incentive pool of $3,469,846 for fiscal year 2023. The actual net interest income for fiscal year 2023 was lower than forecast, primarily as a result of higher funding costs. In accordance with the Company’s Management Incentive Compensation Plan, net income for incentive pool purposes for fiscal year 2023 was adjusted for an increase in FDIC assessment rates that exceeded the $1 million threshold. FDIC assessment rates increased two basis points effective January 1, 2023.
The following table provides a detailed reconciliation from reported to adjusted net income for fiscal year 2023.

	For fiscal year ended September 30, 2023
	(dollars in thousands)
Description	Income Before Income Taxes	Income Taxes	Net Income
Amounts reported in the audited financial statements	$93,367	$18,117	$75,250

The net impact related to increases in FDIC assessment rates	2,554	536	$2,018

Adjusted amounts used to compute incentive pool	$95,921	$18,653	$77,268

In assessing the performance of executive officers other than Mr. Stefanski, the Committee requested and received advisory input from Mr. Stefanski.
The total dollar amount of bonuses approved for the named executive officers for fiscal year 2023 was as follows:

	Target	Actual	Actual Bonus as a
Named Executive Officer	Bonus	Bonus	Percentage of Target Bonus
Marc A. Stefanski	$1,875,000	$1,799,713	96%
Timothy W. Mulhern	$340,000	$326,348	96%
Meredith S. Weil	$575,000	$551,912	96%
Cathy W. Zbanek	$485,000	$465,526	96%
Andrew J. Rubino	$340,000	$326,348	96%
Long-Term Incentives.  On December 15, 2022, the Committee, with advice from the Compensation Consultant, awarded equity grants to each named executive officer under the TFS Financial Corporation Amended and Restated 2008 Equity Incentive Plan (the “Amended Plan”). Prior to the Amended Plan being approved at the 2018 annual meeting of stockholders held February 22, 2018, awards were granted under the Company's 2008 Equity Incentive Plan. The 2008 Equity Incentive Plan remains in existence solely for the purpose of administering outstanding grants. The objectives of equity grants under the 2008 Equity Incentive Plan and the Amended Plan are to:
•Link executive compensation and our long-term stock price performance;
•Better align our executives’ interests with our stockholders’ interests; and
•Provide opportunity for long-term compensation that is competitive with the companies in the comparator group and sufficient to attract and retain executive talent to manage our business effectively.
In determining the equity grants for the named executive officers, the Committee considers the Company’s financial performance, industry conditions, the state of the local and national economy and the compensation required to attract and retain superior executives. In addition, when determining equity participation and award size for long-term incentive awards to named executive officers, the Committee considers the competitive pay analyses of the comparator group, each executive’s role within the Company, the cost and share usage associated with the proposed grants and grants made in prior fiscal years. In particular, the value of prior year awards plays a significant role in determining the value of long-term incentive awards to the executive team in the current year. In general, the Committee’s intent is to provide an annual long-term incentive opportunity that is consistent with the prior year’s opportunity unless there has been a material change in the Company’s financial performance or the executive’s role in the organization, the competitive market has undergone a material change, or there is a desire to change an executive's pay mix based on experience or aggregate prior grants. Mr. Stefanski’s long-term incentive grant was increased in fiscal 2023 with the increase entirely in the form of Performance Share Units. Mr. Stefanski's last base salary increase was in fiscal year 2019.
Consistent with fiscal year 2022 grants to the named executive officers and in an attempt to shift a portion of the awards from a time-period focus to a more Company-based performance focus, approximately 60% of the current year grant value to the named executive officers, other than Mr. Stefanski, is in the form of performance share units and 40% is in the form of restricted stock units. The current year grant value to Mr. Stefanski is approximately 50% in the form of performance share units and 50% in the form of restricted stock units. No stock options were granted to the named executive officers in fiscal year 2023.
Restricted Stock Units.  Restricted stock unit awards are designed to support executive retention and increase share ownership, which aligns the recipient’s interests with our stockholders’ interests. Restricted stock units are generally granted with dividend equivalents that pay cash to the holder at the same time and to the same extent stockholders receive any dividends. Annual grants of restricted stock units generally vest 33 1/3% annually over an approximately three-year period starting on or about the first anniversary of their grant. Grants made in fiscal year 2012 and subsequent years are distributed to grantees upon their vesting. The award agreements for restricted stock units granted under the 2008 Equity Incentive Plan and the Amended Plan provide for immediate vesting in full upon retirement for awards granted more than one year prior to retirement. For awards granted within one year of retirement, vesting is prorated based on the portion of the year worked following grant. Mr. Stefanski became eligible to retire on April 23, 2016.
Performance Share Units.  Performance share unit awards are designed to support executive retention, increase share ownership and to award shares of stock upon satisfaction of performance-based conditions, which aligns the recipient’s interests with our stockholders’ interests. The performance share units awarded on December 15, 2022, provide for a range of shares to be earned between 0% and 150% of the targeted shares, depending on the Company's return on average assets ratio over the two-year performance period of fiscal years 2023 and 2024.
Performance share units were granted with dividend equivalents that pay cash to the holder at the same time the earned performance shares, if any, are issued, in an amount equal to the amount of any cash dividend paid per share by the Company during the period the performance share units were outstanding, multiplied by the number of shares earned, if any. The grants of performance share units vest on or about the third year anniversary of the grant. In the event of termination of the participant by death or disability, the award agreements for performance share units granted under the Amended Plan provide that performance share units will vest according to the established ranges or in full for awards still subject to performance periods. The award agreements provide for vesting in full, on or about the third anniversary of the grant (subject to meeting performance measures), upon retirement for awards granted more than one year prior to retirement with issuance of earned shares at the end of the third year. For awards granted within one year of retirement, a prorated portion, based on the number of days worked following grant, shall vest on or about the third anniversary of the grant (subject to meeting performance measures). Mr. Stefanski became eligible to retire on April 23, 2016.
The Committee considered the elements described above when making annual grants to the named executive officers. Additional information with respect to the grants to each named executive officer is included in the “Grants of Plan-Based Awards for Fiscal Year 2023” table on page 28.

Performance Level	Return on Average Assets	Percent of Target Earned (1)
Below Threshold	Below 0.3%	0%
Threshold	0.3%	50%
Target	0.5%	100%
Maximum	0.7% or greater	150%
(1) Percent of target earned between performance level thresholds is interpolated.

In reviewing the performance during fiscal years 2021 and 2022, the Committee determined that return on average assets over the period was 0.53%. As a result, 107.5% of the targeted performance shares units granted December 17, 2020, and dividend equivalents thereon, were earned and will vest and be paid in December 2023. In reviewing the performance during fiscal years 2022 and 2023, the Committee determined that return on average assets over the period was 0.48%. As a result, 95.0% of the targeted performance shares units granted December 16, 2021, and dividend equivalents thereon, were earned and will vest and be paid in December 2024.
Retirement Benefits.  The primary retirement benefits for each of the Company’s executive officers, including the named executive officers, are the 401(k) Plan, the ASOP and the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”). The Committee believes that these retirement plans provide financial security that promotes retention. Additional information with respect to the Company’s contributions on behalf of the named executive officers under these retirement plans is included in the “Summary Compensation Table” on page 25.

401(k) Plan.  Third Federal Savings and Loan maintains a 401(k) Plan, which enables associates, including each of the named executive officers, to defer up to 75% of their compensation. In addition to each associate’s contributions to the 401(k) Plan, the 401(k) Plan provides for the following contributions by Third Federal Savings and Loan on behalf of each eligible associate: (i) a matching contribution of up to 4% of each associate’s contribution to the 401(k) Plan (the “Tier I Contribution”), (ii) a discretionary profit-sharing contribution (the “Tier II Contribution”), and (iii) a discretionary contribution determined by the Board (the “Tier III Contribution”). In fiscal year 2023, Third Federal Savings and Loan made on behalf of each eligible associate a matching Tier I Contribution and a Tier III Contribution equal to 2.5% of the eligible associate’s base salary. Third Federal Savings and Loan did not make a Tier II Contribution to the 401(k) Plan in fiscal year 2023.
Benefit Equalization Plan.  Third Federal Savings and Loan maintains the Benefit Equalization Plan for the purpose of providing benefits to certain executive officers, including each of the named executive officers, that would have been available under the 401(k) Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”). The named executive officers are the only participants in the Benefit Equalization Plan. Under this plan, a participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Plan. A participant under the plan is eligible to receive a matching contribution with respect to his or her elective deferrals and a profit-sharing contribution in an amount equal to the amount he or she would have received under the 401(k) Plan but for the compensation limits, reduced by the profit-sharing contribution allocated to the participant under the 401(k) Plan for such year. A participant is always 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in ten annual installments.
The Board of Directors may offer investment options among which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If the Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited at the end of each calendar quarter with earnings at the rate of 10-year Treasury bonds (determined for each calendar year by using the rate on January 1 of that year). The Benefit Equalization Plan, which operates on a calendar year basis, credited a rate of 3.879% for the calendar year ended December 31, 2023.
The participant’s account balance will be distributed to the participant (or the participant’s beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. At the request of a participant who has an unforeseeable emergency, the Board of Directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.
Additional information with respect to each named executive officer’s participation in the Benefit Equalization Plan is included under “Non-Qualified Deferred Compensation” on page 32.
Other Benefits.  Third Federal Savings and Loan sponsors medical and dental insurance plans for its associates, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. The named executive officers participate in these plans. In addition, Third Federal Savings and Loan provides the following benefits:
Executive Life Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Mr. Stefanski, under which he has acquired an insurance policy on his life and has transferred the policy to a life insurance trust. Currently, all scheduled premiums under the policy have been paid. The death benefits under Mr. Stefanski’s insurance policy are $6.0 million. Insurance policies providing an additional $5.5 million of death benefits on Mr. Stefanski's life were acquired by his trust during 2016. The amount of insurance premiums paid by the Company with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Financial, Retirement and Estate Planning Program.  Third Federal Savings and Loan sponsors the Financial, Retirement and Estate Planning Program for the named executive officers. Individuals designated by the Board of Directors are eligible to participate in the program during the year in which they are designated and during the two succeeding years. Under the program, a participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $60,000 in each calendar year. The amount of fees paid by Third Federal Savings and Loan on a fiscal year basis is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Company Car Program.  Third Federal Savings and Loan sponsors a company car program under which Mr. Stefanski is provided a company car. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage. The value of the benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Executive Physical Exam and Medical Concierge Programs. Third Federal Savings and Loan sponsors an executive physical exam program for named executive officers and a medical concierge program for Mr. Stefanski. The value of the benefits provided under these programs is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Charter Flight Program. The Committee permits non-employee guests to accompany executive officers on a limited number of business-related charter flights each year. The Company requires reimbursement from executive officers for all costs incurred for any other personal or entertainment portion of charter flights. The value of benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Supplemental Executive Split Dollar Life Insurance.  Third Federal Savings and Loan maintains a supplemental life insurance program using endorsement split dollar life insurance. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives. The death benefit amount for Mr. Stefanski is $6.2 million. Prior to January 1, 2022, Mr. Stefanski was the only participant in the endorsement split dollar program. This program was extended to other named executives effective January 1, 2022, with a death benefit amount equivalent to one times his or her base salary. Income is imputed to each executive based on the calendar year economic benefit of the policy, which takes into account the life insurance premium factor for the participant's age multiplied by the aggregate death benefit payable to the executive's beneficiary. Policies for executives, other than Mr. Stefanski, were effective January 1, 2022. The value of benefits provided with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 25.
Retirement Plan.  On December 31, 2002, Third Federal Savings and Loan closed the Third Federal Savings Retirement Plan (the “Retirement Plan”), a defined benefit retirement plan. Each of the named executive officers participated, except Mr. Mulhern, who was not eligible based on his date of hire. On December 31, 2011, the Retirement Plan was amended to freeze future benefit accruals and associates no longer accrued service credit benefits. Effective January 1, 2003, associates ineligible to participate in the Retirement Plan; and, effective January 1, 2012, associates ineligible to accrue benefits in the Retirement Plan became eligible to receive, at the Board’s discretion, additional Company contributions under Tier III of the 401(k) Plan. Upon retirement, a participant will receive a monthly payment based upon the participant’s average annual compensation and years of credited service over the longer of the participant’s lifetime or ten years from retirement, and, in the event of the participant’s death before ten years from retirement, payment to the participant’s beneficiary for the remainder of the ten-year term. Additional information with respect to each named executive officer’s participation in the Retirement Plan is included under “Pension Benefits” on page 31.
Executive Retirement Benefit Plan.  Prior to October 1, 2008, the Company credited amounts to accounts of participants in the Third Federal Savings and Loan Association MHC and Subsidiaries Executive Retirement Benefit Plan (the “Executive Retirement Benefit Plan”) at the end of each quarter. Effective October 1, 2008, the Company stopped making quarterly contributions to accounts under the Executive Retirement Benefit Plan. Account balances under the Executive Retirement Benefit Plan continue to be deferred. The Board of Directors may offer investment options among which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If the Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account at the end of each calendar quarter will be credited with earnings at the rate of 10-year Treasury bonds (determined for each calendar year by using the rate on January 1 of that year). The Executive Retirement Benefit Plan, which operates on a calendar year basis, credited a rate of 3.879% for the calendar year ended December 31, 2023.
Mr. Stefanski is the sole participant in this plan and is vested in his account. Mr. Stefanski's account balance will be distributed to him (or his beneficiary) in the form elected by him following separation from service, including because of death, disability, or normal retirement. If no form of payment is elected, payment will be made in a lump sum distribution. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.
Additional information with respect to each named executive officer’s participation in the Executive Retirement Benefit Plan is included under “Non-Qualified Deferred Compensation” on page 32.
Employment Agreements and Severance Policy
The Company is not party to any employment or severance agreement with any of the named executive officers. The Company has a policy to review severance for its associates, including the named executive officers, on a case-by-case basis. The 2008 Equity Incentive Plan and the Amended Plan provide for acceleration of vesting of awards upon the occurrence of certain terminations or a change in control. See “Potential Payments upon Termination or Change in Control” on page 33.
Deductibility of Compensation
In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code under the Tax Cuts and Jobs Act, the tax deductibility of compensation in excess of $1 million payable to named executive officers and other covered associates in tax years following the 2018 fiscal year will be subject to additional limitations. Under the revised law, there is no exception for qualifying performance-based compensation unless it is pursuant to a written binding contract in effect as of November 2, 2017. Certain equity-based awards made on or before that date may satisfy the requirements for deductible compensation. The Company expects that a portion of compensation paid to named executive officers and other covered associates after fiscal year 2018 will not be deductible.
Stock Ownership Guidelines
While certain of the Company’s executive officers, including the named executive officers, invested a significant amount of money in the Company’s shares during its initial public offering and have acquired shares on the open market, through the 401(k) Plan and through awards made under the 2008 Equity Incentive Plan and the Amended Plan since the public offering, the Company does not have specific guidelines regarding stock ownership for its executive officers. The Committee believes that shares acquired by the executive officers, outstanding stock option and restricted stock unit awards, as well as recent equity grants, currently align the interests of our executive officers appropriately with the interests of our stockholders. In addition, previous restricted stock units of 762,148 and 3,600 awarded to Mr. Stefanski and Ms. Weil, respectively, will not be distributed to them until they are no longer employed by the Company.
Clawback Policy
The SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act, and NASDAQ has adopted listing standards consistent with the SEC rules. In compliance with those standards, we have adopted a policy on recoupment of incentive compensation, or “clawback” policy, which applies to our executive officers, within the meaning of Rule 10D-1 of the Securities Exchange Act of 1934, who were employed by the Company or a subsidiary of the Company during the applicable recovery period. Under the policy, in the event that the financial results upon which a cash or equity-based incentive award was predicated become the subject of a financial restatement that is required because of material non-compliance with financial reporting requirements, the Compensation Committee will conduct a review of awards covered by the policy and recoup any erroneously awarded incentive-based compensation to ensure that the ultimate payout gives retroactive effect to the financial results as restated. The policy covers any cash or equity-based incentive compensation award that was paid, earned or granted to a covered officer during the last completed three fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

Summary Compensation Table
The following table summarizes the compensation earned during fiscal years 2023, 2022 and 2021 by the Chief Executive Officer, the Chief Financial Officer and each of the Company’s other three highest-paid executive officers for fiscal year 2023. Additional information concerning compensation is included under “Compensation Discussion and Analysis.”
Summary Compensation Table

Name	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Marc A. Stefanski,	2023	1,500,000	—	1,100,676	1,799,713	124,200	294,770	4,819,359
President and Chief	2022	1,500,000	—	758,280	2,062,500	27,084	282,019	4,629,883
Executive Officer	2021	1,500,000	—	831,636	1,805,342	357,120	257,226	4,751,324

Timothy W. Mulhern, (6)	2023	330,000	—	220,409	326,348	796	49,432	926,985
Chief Financial Officer	2022	289,566	—	170,880	330,000	—	28,091	818,537
	2021	—	—	—	—	—	—	—

Meredith S. Weil,	2023	570,439	—	485,995	551,912	22,854	96,677	1,727,877
Chief Operating Officer	2022	556,756	—	421,860	612,432	8,320	105,414	1,704,782
	2021	556,756	—	415,818	536,072	16,489	98,832	1,623,967

Cathy W. Zbanek,	2023	481,288	—	480,519	465,526	15,895	72,463	1,515,691
Chief Synergy Officer	2022	470,151	—	418,300	517,166	5,692	71,336	1,482,645
	2021	470,151	—	415,818	452,684	4,122	70,101	1,412,876

Andrew J. Rubino, (7)	2023	330,000	—	220,409	326,348	1,295	42,005	920,057
Chief Information Officer	2022	295,904	75,000	170,880	330,000	71	—	903,476
	2021	—	—	—	—	—	—	—

(1) The amounts reported include amounts deferred under the 401(k) Plan and the Benefits Equalization Plan, as follows:

	Fiscal Year Ended September 30,
Name	2023 ($)	2022 ($)		2021 ($)
Marc A. Stefanski	29,000	27,251		26,000
Timothy W. Mulhern (6)	45,529	19,943	—	—
Meredith S. Weil	63,458	60,106		59,398
Cathy W. Zbanek	50,681	46,423		45,969
Andrew J Rubino (7)	43,000	23,979		—
(2) The amounts reported in these columns reflect the aggregate grant date fair value of awards granted pursuant to the Amended Plan during the fiscal years ended September 30, 2023, September 30, 2022 and September 30, 2021, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on November 21, 2023.
(3) Amounts reflect annual performance-based bonuses recognized in fiscal year 2023, 2022 and 2021. Additional information with respect to these bonuses is included under “Compensation Discussion and Analysis” and “Grants of Plan-Based Awards for Fiscal Year 2023.”
(4) The amounts reported include the aggregate change in the actuarial present value of the named executive officer’s benefit under the Retirement Plan and the non-qualified deferred compensation earnings for the fiscal years ended September 30, 2023, 2022 and 2021, respectively, under the named executive officer’s Executive Retirement Benefit Plan and Benefit Equalization Plan, except when such amounts are negative. For fiscal year 2023, amounts excluded due to decreases in pension value were $5,746 for Ms. Weil, $8,553 for Ms. Zbanek, $2,471 for Mr. Rubino. For fiscal year 2022, amounts excluded due to decreases in pension value were $382,700 for Mr. Stefanski, $158,184 for Ms. Weil, $81,160 for Ms. Zbanek, and $67,949 for Mr. Rubino. For fiscal year 2021, a decrease of $5,599, related to updates in actuarial calculations, was excluded from the amount reported for Ms. Zbanek
(5) The All Other Compensation table that follows lists the various components of compensation earned by the named executive officers and comprising “All Other Compensation” in the Summary Compensation Table above.
(6) Mr. Mulhern was appointed Chief Financial Officer effective January 15, 2022. Compensation prior to his appointment as a named executive officer is not presented, except total compensation for fiscal year 2022 is presented.
(7) Mr. Rubino was appointed Chief Information Officer effective October 1, 2021. Compensation prior to his appointment as an executive officer is not presented.
All Other Compensation

Name	Year	401(k) Plan Company Contributions ($)(1)	ASOP Company Contributions ($)	Benefit Equalization Plan Company Contribution ($)	Supplemental Executive Split Dollar Life Insurance ($)	Executive Life Insurance Bonus Program ($)	Perquisites and Other Personal Benefits ($)(2)	Total All Other Compensation ($)
Marc A. Stefanski	2023	20,825	6,471	—	25,636	148,454	93,384	294,770
	2022	19,119	8,066	—	18,729	148,454	87,651	282,019
	2021	18,525	7,867	—	12,728	148,454	69,652	257,226

Timothy W. Mulhern	2023	21,057	6,471	13,274	297	—	8,333	49,432
	2022	16,449	8,066	—	243	—	3,333	28,091
	2021	—	—	—	—	—	—	—

Meredith S. Weil	2023	20,825	6,471	34,458	507	—	34,416	96,677
	2022	19,450	8,066	32,856	462	—	44,580	105,414
	2021	18,274	7,867	33,398	—	—	39,293	98,832

Cathy W. Zbanek	2023	20,620	6,471	27,081	291	—	18,000	72,463
	2022	19,070	8,066	25,923	277	—	18,000	71,336
	2021	17,765	7,867	26,469	—	—	18,000	70,101

Andrew J. Rubino	2023	17,741	6,471	16,492	174	—	1,127	42,005
	2022	19,450	8,066	2,825	153	—	1,127	31,621
	2021	—	—	—	—	—	—	—

(1) The amounts in this column represent the Tier I Contributions and the Tier III Contributions made by the Company to the 401(k) Plan during the fiscal years presented.

(2) The following table lists certain perquisites and other personal benefits paid to the named executive officers and comprising “Perquisites and Other Personal Benefits” in the “All Other Compensation” table above:

Name	Year	Financial Retirement Estate Planning ($)(1)	Executive Physical Exam/Medical Concierge ($)	Personal Use of Company Car ($)	Charter Flight Program ($)	Home Security ($)	Membership Fees ($)	Total Perquisites and Other Personal Benefits ($)
Marc A. Stefanski	2023	52,691	7,500	6,373	5,003	8,064	13,753	93,384
	2022	53,347	—	6,243	3,069	878	24,114	87,651
	2021	45,346	—	6,478	1,506	5,034	11,288	69,652

Timothy W. Mulhern	2023	8,333	—	—	—	—	—	8,333
	2022	3,333	—	—	—	—	—	3,333
	2021	—	—	—	—	—	—	—

Meredith S. Weil	2023	34,416	—	—	—	—	—	34,416
	2022	44,580	—	—	—	—	—	44,580
	2021	39,293	—	—	—	—	—	39,293

Cathy W. Zbanek	2023	18,000	—	—	—	—	—	18,000
	2022	18,000	—	—	—	—	—	18,000
	2021	18,000	—	—	—	—	—	18,000

Andrew J. Rubino	2023	1,127	—	—	—	—	—	1,127
	2022	1,127	—	—	—	—	—	1,127
	2021	—	—	—	—	—	—	—

(1) Reflects payments made during the respective fiscal year. The plan operates on a calendar year basis.

The following table summarizes plan-based awards granted during fiscal year 2023.
Grants of Plan-Based Awards for Fiscal Year 2023

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award (1)			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc A. Stefanski	9/30/2023	375,000	1,875,000	2,062,500	—	—	—	—	—
	12/15/2022	—	—	—	20,100	40,200	60,300	—	550,338
	12/16/2021	—	—	—	—	—	—	40,200	550,338

Timothy W. Mulhern	9/30/2023	68,000	340,000	374,000	—	—	—	—	—
	12/15/2022	—	—	—	4,850	9,700	14,550	—	132,793
	12/16/2021	—	—	—	—	—	—	6,400	87,616

Meredith S. Weil	9/30/2023	115,000	575,000	632,500	—	—	—	—	—
	12/15/2022	—	—	—	10,650	21,300	31,950	—	291,597
	12/16/2021	—	—	—	—	—	—	14,200	194,398

Cathy W. Zbanek	9/30/2023	97,000	485,000	533,500	—	—	—	—	—
	12/15/2022	—	—	—	10,550	21,100	31,650	—	288,859
	12/16/2021	—	—	—	—	—	—	14,000	191,660

Andrew J. Rubino	9/30/2023	68,000	340,000	374,000	—	—	—	—	—
	12/15/2022	—	—	—	4,850	9,700	14,550	—	132,793
	12/16/2021	—	—	—	—	—	—	6,400	87,616

(1) Amounts reflect award opportunities the Company granted under its annual performance based bonus program, which was based on the adjusted net income of the Company during fiscal year 2023. The amount of the bonus earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See the “Annual Performance-based Cash Bonuses for Named Executive Officers” section on page 19 for additional information on the terms of these awards. Zero payout is possible if threshold performance levels are not met.
(2) See the "Performance Share Units" section on page 21 for additional information on these awards. Zero payout is possible if threshold performance levels are not met.
(3) See the "Restricted Stock Units" section on page 21 for additional information on these awards.
(4) Calculated for stock awards, including the target award for performance share units and restricted stock units, by multiplying the number of shares of stock underlying the awards by the closing price for a share of the Company’s common stock on the date of grant ($13.69 for December 15, 2022, awards).

The following table summarizes outstanding option awards and stock awards as of the end of fiscal year 2023.
Outstanding Equity Awards at Fiscal 2023 Year-End

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Shares or Units of Stock that have not Vested (#)(1)	Market Value of Restricted Shares or Units of Stock that have not Vested ($)(2)	Number of Performance Shares or Units that have not Vested (#)(3)	Market or Payout Value of Performance Shares or Units that have not Vested (#)(2)
Marc A. Stefanski	12/18/2014	383,600	14.85	12/10/2024	—	—	—	—
	12/17/2015	196,700	19.06	12/10/2025	—	—	—	—
	12/17/2020	—	—		10,767	127,266	15,588	184,250
	12/16/2021	—	—		19,600	231,672	12,540	148,223
	12/15/2022				40,200	475,164	40,200	475,164

Timothy W. Mulhern	1/5/2018	5,000	14.74	1/5/2028	—	—	—	—
	12/17/2020	—	—		11,000	130,020	—	—
	12/16/2021	—	—		2,534	29,952	5,510	65,128
	12/15/2022	—	—		6,400	75,648	9,700	114,654

Meredith S. Weil	12/18/2014	32,400	14.85	12/10/2024	—	—	—	—
	5/28/2015	108,300	14.81	05/28/2025	—	—	—	—
	12/17/2015	24,200	19.06	12/10/2025	—	—	—	—
	12/15/2016	54,400	19.31	12/10/2026	—	—	—	—
	1/5/2018	187,500	14.74	1/5/2028	—	—	—	—
	12/17/2020	—	—		3,134	37,044	15,050	177,891
	12/16/2021	—	—		6,334	74,868	13,490	159,452
	12/15/2022				14200	167,844	21,300	251,766

Cathy W. Zbanek	12/18/2014	32,400	14.85	12/10/2024	—	—	—	—
	5/28/2015	108,300	14.81	05/28/2025	—	—	—	—
	12/17/2015	49,200	19.06	12/10/2025	—	—	—	—
	12/15/2016	79,400	19.31	12/10/2026	—	—	—	—
	1/5/2018	187,500	14.74	1/5/2028	—	—	—	—
	12/17/2020	—	—		3,134	37,044	15,050	177,891
	12/16/2021	—	—		6,267	74,076	13,395	158,329
	12/15/2022				14,000	165,480	21,100	249,402

Andrew J. Rubino	1/5/2018	11,000	14.74	1/5/2028	—	—	—	—
	12/17/2020	—	—		15,000	177,300	—	—
	12/16/2021	—	—		2,534	29,952	5,510	65,128
	12/15/2022				6,400	75,648	9,700	114,654

(1) See the "Long-Term Incentives" section for a description of vesting periods on restricted stock units. The following table sets forth the vesting schedule, excluding the impact of vesting acceleration upon retirement for those eligible to retire, for restricted stock units not yet vested as of September 30, 2023.

Date	Stefanski	Mulhern	Weil	Zbanek	Rubino
12/10/2023	33,967	14,400	11,034	10,933	18,400
12/10/2024	23,200	3,400	7,900	7,801	3,400
12/10/2025	13,400	2,134	4,734	4,667	2,134

(2) Based on the closing price for a share of the Company’s common stock as of September 30, 2023, of $11.82 per share.

(3) See the "Long-Term Incentives" section for a description of vesting periods on performance share units. The following table sets forth the vesting schedule for outstanding performance share units not vested as of September 30, 2023.

Date	Stefanski	Mulhern	Weil	Zbanek	Rubino
12/10/2023	15,588	—	15,050	15,050	—
12/10/2024	12,540	5,510	13,490	13,395	5,510
12/10/2025	40,200	9,700	21,300	21,100	9,700

Option Exercises and Stock Vested for Fiscal Year 2023
The following table shows the exercise of Company stock options, vesting of Company restricted stock units and distribution of performance share awards for each named executive officer in fiscal year 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting or Distribution (#)	Value Realized on Vesting or Distribution ($)(2)
Marc A. Stefanski	286,500	771,463	43,930	615,459
Timothy W. Mulhern	—	—	1,266	17,737
Meredith S. Weil	28,700	48,979	22,612	316,794
Cathy W. Zbanek	—	—	22,579	316,332
Andrew J. Rubino	—	—	1,266	17,737

(1) Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2) Represents the value realized upon vesting of restricted stock units or distribution of performance share units based on the market value of the shares on the vesting or distribution date, respectively.

Pension Benefits
The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under the Defined Benefit Retirement Plan, determined using the interest rate and mortality rate assumptions used in the Company’s financial statements, as of September 30, 2023.

Pension Benefits

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Frozen Benefit as of September 30, 2023 ($)(2)	Payment During Last Fiscal Year ($)
Marc A. Stefanski	Third Federal Savings Retirement Plan	29	1,897,703	—

Timothy W. Mulhern (3)	Third Federal Savings Retirement Plan	—	—	—

Meredith S. Weil	Third Federal Savings Retirement Plan	12	403,598	—

Cathy W. Zbanek	Third Federal Savings Retirement Plan	7	94,834	—

Andrew J. Rubino	Third Federal Savings Retirement Plan	10	101,872	—

(1) Years of credited service prior to the freeze of the plan on December 31, 2011 (the plan freeze included a freeze on credited service used to calculate the amount of benefits under the plan).
(2) The Retirement Plan was closed December 31, 2002. The amounts in this column represent the present value of the benefits, which were frozen on December 31, 2011. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation during the participant’s years of benefit service before the Retirement Plan was frozen multiplied by the participant’s years of benefit service credited before the Retirement Plan was frozen. If a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. Upon retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month of deferral after reaching normal retirement age.
(3) Mr. Mulhern is not a participant in the Retirement Plan. He joined the Company after the Retirement Plan was closed to entry.
For a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit, please see Note 13. Employee Benefit Plans to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed on November 21, 2023.

Non-Qualified Deferred Compensation
The following table summarizes contributions and deferrals of compensation during fiscal year 2023 made by each named executive officer under such named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan, which are not tax-qualified. Additional information concerning these plans is provided under “Compensation Discussion and Analysis.”
Non-Qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Fiscal Year 2023 ($)	Company Contributions in Fiscal Year 2023 ($)(1)(2)	Aggregate Earnings in Fiscal Year 2023 ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance as of September 30, 2023 ($
Marc A. Stefanski	Executive Retirement Benefit Plan	—	—	24,007	—	745,648
	Benefit Equalization Plan	—	—	42,652	—	1,324,788
	Total	—	—	66,659	—	2,070,436

Timothy W. Mulhern	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	13,274	13,274	796	—	27,344
	Total	13,274	13,274	796	—	27,344

Meredith S. Weil	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	34,458	34,458	22,854	—	724,722
	Total	34,458	34,458	22,854	—	724,722

Cathy W. Zbanek	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	27,081	27,081	15,895	—	502,562
	Total	27,081	27,081	15,895	—	502,562

Andrew J. Rubino	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	20,500	16,492	1,295	—	44,662
	Total	20,500	16,492	1,295	—	44,662

(1) The Executive Retirement Benefit Plan was closed to additional contributions as of October 1, 2008.
(2) All amounts reflected in the “Company Contributions in Fiscal Year 2023” and the “Aggregate Earnings in Fiscal Year 2023” columns are reported as compensation in the “Summary Compensation Table” on page 25.

Potential Payments Upon Termination or Change in Control
The award agreements for stock options, restricted stock units and performance share units granted under the Amended Plan provide for immediate vesting in full of those awards upon (a) termination of the named executive officer’s employment as a result of death or disability (as defined by the U.S. Social Security Administration) or (b) a change in control of the Company. Vesting for retirement occurs ratably each calendar quarter over the first year of grant. For termination-based vesting purposes, any unvested portion of an award is forfeited if the named executive officer’s employment is terminated other than as a result of death, disability or retirement. The following table sets forth the value of payments that would be made assuming a hypothetical termination or change in control occurring on September 30, 2023.

Named Executive Officer	Death ($)(1)	Disability ($)(1)	Change in Control ($)(1)	Other Termination ($)(1)(2)
Marc A. Stefanski
Stock Options	—	—	—	—
Restricted Stock Units(3)	9,842,691	9,842,691	9,842,691	9,723,900
Performance Share Units(3)	807,637	807,637	807,637	707,853
Totals	10,650,328	10,650,328	10,650,328	10,431,753

Timothy W. Mulhern
Stock Options	—	—	—	—
Restricted Stock Units(3)	235,620	235,620	235,620	—
Performance Share Units(3)	179,782	179,782	179,782	—
Totals	415,402	415,402	415,402	—

Meredith S. Weil
Stock Options	—	—	—	—
Restricted Stock Units(3)	322,307	322,307	322,307	42,552
Performance Share Units(3)	589,109	589,109	589,109	—
Totals	911,416	911,416	911,416	42,552

Cathy W. Zbanek
Stock Options	—	—	—	—
Restricted Stock Units(3)	276,600	276,600	276,600	—
Performance Share Units(3)	585,622	585,622	585,622	—
Totals	862,222	862,222	862,222	—

Andrew J. Rubino
Stock Options	—	—	—	—
Restricted Stock Units(3)	282,900	282,900	282,900	—
Performance Share Units(3)	179,782	179,782	179,782	—
Totals	462,682	462,682	462,682	—

(1) These columns include amounts that would be paid to the named executive officers actively employed by the Company at September 30, 2023, for currently vested but unpaid awards and for awards where vesting accelerates upon termination by death, disability or change in control.
(2) This column includes unvested performance share units that will vest as of the vesting date (subject to meeting performance measures) upon termination for executives eligible to retire and restricted stock units granted to Mr. Stefanski and Ms. Weil that are fully vested and will be paid upon termination. Mr. Stefanski became eligible to retire on April 23, 2016. No other named executive officers actively employed by the Company at September 30, 2023 were eligible to retire as of September 30, 2023 under the terms of the award agreements pursuant to which the stock options, restricted stock units and performance share units were granted.
(3) Based on the closing price for a share of Company common stock on September 30, 2023 of $11.82.
Under the Amended Plan, a change in control occurs upon any of the following: (a) any person (other than TFS, MHC and certain other parties) becomes the beneficial owner of at least 25% of our common stock; (b) our incumbent directors (as defined below) cease to constitute a majority of the board of directors; (c) a merger or similar transaction involving the Company (other than (i) a merger or similar transaction that results in our common stock continuing to represent at least 50% of the voting power of the entity surviving the transaction, or (ii) a second-step conversion of TFS, MHC is consummated; (d) the Company’s stockholders approve a plan of complete liquidation of the Company; (e) a sale, liquidation or other disposition of all or substantially all of the Company’s assets is consummated; or (f) a party makes a successful tender offer for at least 25% of the shares of our common stock. Under the Amended Plan, the incumbent directors are defined as directors serving on the Board of Directors as of February 22, 2018 and any successor directors approved (a) by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors, or (b) by a nominating committee, the members of which were approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.
Under the current form of award agreement under the Amended Plan, a named executive officer can retire after any of the following occurs: (a) he or she reaches age 65; or (b) he or she reaches age 62 and has completed 15 years of continuous service as an associate.
The named executive officers also would receive, upon any termination of employment, benefits under the Retirement Plan, the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Pension Benefits” and “Non-Qualified Deferred Compensation.” Upon a change in control, the named executive officers would receive payments under the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Non-Qualified Deferred Compensation.”

PAY VERSUS PERFORMANCE
The following table sets forth information concerning the compensation of our principal executive officer ("PEO") and the average compensation of our non-PEO named executive officers ("NEOs") for the past three fiscal years as set forth in the Summary Compensation Table, as well as the SEC-defined "Compensation Actually Paid" ("CAP") of our PEO, average CAP of our other NEOs and certain Company and peer group financial performance measures used to gauge financial performance for each such fiscal year.

Fiscal Year ending September 30,	Summary Compensation Table Total for PEO ($) (1)	CAP to PEO ($) (1)	Average Summary Compensation Table Total for Other NEOs ($) (1)	Average CAP to Other NEOs ($) (1)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)	Adjusted Net Income (3) ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (2)
							(in millions)
2023	4,819,359	4,543,329	1,272,653	1,296,624	100	135	75.3	77.3
2022	4,629,883	4,124,760	1,013,108	931,815	100	140	74.6	80.6
2021	4,751,324	4,964,860	1,287,802	1,626,262	137	182	81.0	67.7

(1) The PEO for each of the fiscal years 2023, 2022, and 2021 is Mr. Stefanski. For 2023, our other NEOs include Mses. Weil and Zbanek and Messrs. Mulhern and Rubino. For 2022, our other NEOs include Paul J. Huml, Messrs. Mulhern and Rubino and Mses. Weil and Zbanek. For 2021, our other NEOs include Paul J. Huml, Anna Maria Motta and Mses. Weil and Zbanek. A reconciliation between the Summary Compensation Table Total and CAP is included below in this section.
(2) Peer Group Total Shareholder Return represents the cumulative Total Shareholder Return of the S&P U.S. BMI Banks Index.
(3) Adjusted Net Income is a non-GAAP measure. Adjusted Net Income is described under Annual Performance-based Cash Bonuses for Named Executive Officers starting on page 19 of this proxy.
CAP to our NEOs represents the compensation reported in the total column of the Summary Compensation Table for the applicable fiscal year, adjusted as follows:
Principal Executive Officer

Fiscal Year ending September 30,	Summary Compensation Table Total for PEO ($)	Minus: Change in Present Value of Pension and Non-Qualified Deferred Compensation Earnings ($)	Plus: Pension Service Costs Attributable to this Applicable Year	Minus: Grant Date Fair Value of Equity Awards Granted During Applicable Year	Plus: Year-End Fair Value of Equity Awards Granted During Applicable Year	Plus: Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End	Plus: Change in Fair Value as of Vesting Date of Any Awards that Vested During Applicable Year	CAP
2023	4,819,359	124,200	—	1,100,676	903,996	(11,953)	56,803	4,543,329
2022	4,629,883	27,084	—	758,280	589,967	(276,407)	(33,319)	4,124,760
2021	4,751,324	357,120	—	831,636	931,460	363,802	107,030	4,964,860

Average of Other Named Executive Officers

Fiscal Year ending September 30,	Summary Compensation Table Total for NEO ($)	Minus: Change in Present Value of Pension and Non-Qualified Deferred Compensation Earnings ($)	Plus: Pension Service Costs Attributable to this Applicable Year	Minus: Grant Date Fair Value of Equity Awards Granted During Applicable Year	Plus: Year-End Fair Value of Equity Awards Granted During Applicable Year	Plus: Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End	Plus: Change in Fair Value as of Vesting Date of Any Awards that Vested During Applicable Year	CAP
2023	1,272,653	10,210	—	351,833	281,553	89,031	15,430	1,296,624
2022	1,013,108	3,371	—	236,384	183,915	(7,035)	(18,418)	931,815
2021	1,287,802	22,843	—	336,742	370,579	188,260	139,206	1,626,262

Relationship Between Financial Performance Measures
The graphs below compare the CAP to our PEO and the average of the CAP to our remaining NEOs, with (i) our cumulative Total Shareholder Return ("TSR"), (ii) our Peer Group TSR, (iii) our net income, and (iv) our Adjusted Net Income, in each case, for the fiscal years ended September 30, 2021, 2022, and 2023.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid (CAP) ($ in thousands)
6000
5000
4000
3000
2000
1000
0
Total Shareholder Return (TSR) ($)
200
180
160
140
120
100
80
60
40
20
0
09/30/20
09/30/21
09/30/22
09/30/23
PEO CAP
Other NEO CAP (Average)
TFS Financial Corporation
S&P U.S. BMI Banks Index

Compensation Actually Paid versus Net Income and Adjusted Net Income
Compensation Actually Paid (CAP) ($ in thousands)
Net Income ($ in millions)
6000
5000
4000
3000
2000
1000
0
90
80
70
60
50
40
30
20
10
0
09/30/21
09/30/22
09/30/23
PEO CAP
Other NEO CAP (Average)
Net Income
Adjusted Net Income

The graphs above demonstrate that over the measurement period, CAP for the PEO and other NEOs generally trended directionally with the Company’s cumulative TSR, net income and adjusted net income, with an increase in CAP in 2023 tied to slightly higher equity grants in that year. Changes in CAP are largely attributable to moderate changes in grant values, as well as the fluctuation in value of outstanding equity awards, which correlate with increases and decreases in stock price and cumulative TSR. During fiscal year 2022, loan sale activity, net of mortgage servicing rights amortization, decreased due to unfavorable secondary market conditions, resulting in a variance to budget greater than $1 million and a positive adjustment in the calculation of adjusted net income. This adjustment did not impact overall CAP to the same extent.

Tabular List of Financial Performance Measures
We believe the following performance measures represent the most important financial and non-financial performance measures used by us to link CAP to our NEOs for the fiscal year ended September 30, 2023, as further described in our Compensation Discussion and Analysis:
a.Adjusted Net Income
b.Return on Average Assets
c.Total Shareholder Return, and
d.Enterprise-Wide Risk Assessment

PAY RATIO
In compliance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
In identifying our median employee, we calculated annual total cash compensation of each employee for the fiscal period that ended on September 30, 2022. Total cash compensation for these purposes included base salary and bonus paid during the fiscal period. Data was calculated using our internal human resources system.
Once the median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table.
The median of the annual total compensation of all employees, excluding the Chief Executive Officer, is $72,629. The annual total compensation of the Chief Executive Officer, as reported in the 2022 Summary Compensation Table, is $4,819,359. The ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all other employees is 66 to 1.
The pay ratio disclosure rules of Item 402(u) of Regulation S-K provide companies with a great deal of flexibility in determining their pay ratio reporting methodologies and in estimating the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all other employees and is not designed to facilitate comparisons of pay ratios between companies. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which, among other factors such as differences in employee populations, geographic locations, business strategies and compensation practices, may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including other companies within the financial services industry.

DIRECTOR COMPENSATION
For fiscal year 2023, directors of the Company were paid an annual retainer of $30,000, in monthly installments. Directors of Third Federal Savings and Loan were paid an annual retainer of $30,000, in monthly installments. Members of the Audit Committee, Compensation Committee and Directors Risk Committee were paid $1,000 per committee meeting attended, and committee chairs were paid an additional $12,500 annually in quarterly installments. All of our directors are also directors of Third Federal Savings and Loan. Mr. Stefanski and Ms. Weil do not receive fees for their service as a director. See the “Summary Compensation Table” on page 25 for amounts received by Mr. Stefanski and Ms. Weil in connection with their employment with the Company in fiscal year 2023.
Ms. Williams was granted 7,650 restricted stock units on December 15, 2022, having an economic value at grant date of $104,729. Each of the other non-employee directors, except Mr. Weir, who became a director in June 2022, were granted 5,100 restricted stock units on December 15, 2022, having an economic value at grant date of $69,819. These restricted stock units vested in full on December 10, 2023. Consistent with awards provided to previous new directors, Mr. Weir was granted 50,000 restricted stock units on December 15, 2022, with an economic value at grant date of $684,500. These new director grants vest over a five year period, beginning approximately one year subsequent to the grant date. All restricted stock units are settled in shares of our common stock upon vesting. The vesting of annual restricted stock units accelerates (a) upon death, disability, or retirement, or (b) following a change in control (as those terms are defined in the Amended Plan or the form of award agreement, as applicable). However, new director grants do not provide for accelerated vesting upon retirement. For purposes of these awards, retirement is defined as cessation of board service (other than for cause) after attaining age 72. The restricted stock units, including those that are unvested, are entitled to dividend equivalent rights. Dividend equivalent rights represent the right to receive cash payments on our dividend payment dates equal in value to the amount of any cash dividend paid per share of common stock of the Company, multiplied by the number of shares of stock underlying the restricted stock units.
The following table sets forth the compensation earned by the non-employee directors of the Company during fiscal year 2023:

Name	Fee Earned or Paid ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Barbara J. Anderson	34,000	69,819	30,000	133,819

Anthony J. Asher (4)	33,000	69,819	30,975	133,794

Martin J. Cohen	38,000	69,819	30,000	137,819

Robert A. Fiala	50,500	69,819	30,000	150,319

William C. Mulligan	54,500	69,819	30,000	154,319

Terrence R. Ozan	46,500	69,819	30,000	146,319

John P. Ringenbach	46,000	69,819	30,000	145,819

Daniel F. Weir	34,000	684,500	30,000	748,500

Ashley H. Williams	46,333	104,729	30,000	181,062

(1) The following sets forth each non-employee director's annual retainer and committee fees, included in fees earned or paid in the table above:

Name	Director Since	Annual Retainer ($)	Committee Fees ($)
Barbara J. Anderson	2021	30,000	4,000

Anthony J. Asher	2008	30,000	3,000

Martin J. Cohen	2006	30,000	8,000

Robert A. Fiala (5)	2005	30,000	20,500

William C. Mulligan (5)	2007	30,000	24,500

Terrence R. Ozan (5)	2011	30,000	16,500

John P. Ringenbach	2015	30,000	16,000

Daniel F. Weir	2022	30,000	4,000

Ashley H. Williams (5)	2018	30,000	16,333

(2) The amounts reported in these columns reflect the aggregate grant date fair value of awards pursuant to the Amended Plan for the fiscal year ended September 30, 2023, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on November 21, 2023. The non-employee directors, except Ms. Anderson, Mr. Weir and Ms. Williams, had 2,900 shares vest during fiscal year 2023 and had 5,100 unvested restricted stock units outstanding as of September 30, 2023. Ms. Anderson had 10,000 shares vest during fiscal year 2023 and had 45,100 unvested restricted stock units outstanding as of September 30, 2023. Mr. Weir had 50,000 unvested restricted stock units outstanding at September 30, 2023. Ms. Williams had 12,900 shares vest during the fiscal year ended September 30, 2023 and had 17,650 unvested restricted stock units outstanding as of September 30, 2023.
(3) Amounts represent fees paid for service on the board of directors of Third Federal Savings and Loan.
(4) For the fiscal year ended September 30, 2023, there was $975 of income imputed to Mr. Asher related to personal use of a charter flight included in All Other Compensation.
(5) Messrs. Fiala, Ozan and Mulligan are chairs of the Compensation Committee, Directors Risk Committee and Audit Committee, respectively. Ms. Williams is the chair of the Executive Committee.

COMPENSATION COMMITTEE REPORT
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Robert A. Fiala, Chair
William C. Mulligan
John P. Ringenbach

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table contains certain information regarding the beneficial ownership of shares of our common stock as of December 27, 2023 (unless otherwise noted), by: (a) the named executive officers; (b) the Company’s directors; (c) each other person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all shares of our common stock set forth opposite their respective names.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
Third Federal Savings and Loan Association of Cleveland, MHC, 7007 Broadway Ave., Cleveland, OH 44105	227,119,132	80.91%
Marc A. Stefanski(3)	1,077,838	*
Barbara J. Anderson	15,100	*
Anthony J. Asher(4)	69,207	*
Martin J. Cohen(5)	118,858	*
Robert A. Fiala	66,900	*
William C. Mulligan	59,900	*
Terrence R. Ozan	82,000	*
John P. Ringenbach(6)	46,740	*
Meredith S. Weil(7)	513,834	*
Daniel F. Weir	89,530	*
Ashley H. Williams(8)	107,810	*
Timothy W. Mulhern(9)	37,302	*
Andrew J. Rubino(10)	47,484	*
Cathy W. Zbanek(11)	579,364	*
All Executive Officers and Directors as a group (19 persons)(12)	3,172,261	1.13%

 * Less than 1%.
(1) Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.
(2) Shares of common stock reported above do not include 811,288; 29,724; 25,863; 11,044; and 11,044 restricted stock units and earned performance share units awarded to Mr. Stefanski, Ms. Weil, Ms. Zbanek and Messrs. Mulhern and Rubino, respectively, nor the 30,000 and 40,000 restricted stock units awarded to directors Anderson and Weir, respectively. Restricted stock units granted to executive officers beginning in fiscal year 2012 are distributed free of restriction as they vest, unlike restricted stock units previously granted to our named executive officers, which effectively must be held until retirement.
(3) Includes 16,200 shares held in trust for the benefit of Mr. Stefanski’s children for which Mr. Stefanski is trustee, 18,700 shares held by Mr. Stefanski’s wife, 105,065 shares held by Mr. Stefanski under the 401(k) Plan, 42,442 shares held in trust, for which Mr. Stefanski is the beneficiary, 54,738 shares held in trust for the benefit of Mr. Stefanski’s sibling for which Mr. Stefanski is trustee, 7,200 shares held by Mr. Stefanski’s sibling in an Individual Retirement Account (“IRA”) for which Mr. Stefanski has a power of attorney, 9,966 shares held in the ASOP and 580,300 shares underlying stock options that are exercisable within 60 days of December 27, 2023.
(4) Includes 69,207 shares held by Mr. Asher’s wife.
(5) Includes 1,069 shares held by Mr. Cohen’s wife and 84,289 shares held in trust for which Mr. Cohen is the trustee.
(6) Includes 21,140 shares held in a trust of which Mr. Ringenbach is trustee.
(7) Includes 295 shares held in the ASOP, 320 shares held by Ms. Weil under the 401(k) Plan, 106,419 shares held with shared voting power with Ms. Weil’s husband and 406,800 shares underlying options that are exercisable within 60 days of December 27, 2023.
(8) Includes 40,000 shares held in trust for the benefit of Ms. Williams’ child, for which Ms. Williams is trustee and 16,200 shares held in trust, for which Ms. Williams is the beneficiary.
(9) Includes 7,904 shares held by Mr. Mulhern under the 401(k) Plan, 13,489 shares held in the ASOP and 5,000 shares underlying stock options that are exercisable within 60 days of December 27, 2023.
(10) Includes 12,464 shares held by Mr. Rubino in the ASOP and 11,000 shares underlying stock options that are exercisable within 60 days of December 27, 2023.
(11) Includes 5,335 shares held by Ms. Zbanek under the 401(k) Plan, 12,811 shares held in the ASOP and 456,800 shares underlying options that are exercisable within 60 days of December 27, 2023.
(12) Shares of common stock reported do not include 958,963 restricted stock units and performance share units that are not exercisable within 60 days of December 27, 2023, awarded to the named executive officers and the two newest directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are reviewed and discussed by the Board of Directors, whether or not the applicable transaction must be disclosed under federal securities laws, and the Board of Directors may approve or disapprove of the Company entering into the transaction. All related party transactions also are reviewed and approved by the Audit Committee. Any director with a direct or indirect interest in a transaction with the Company is required to abstain from any vote on the transaction.
The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but contains a specific exemption from this prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities as of September 30, 2023, was $5,494. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2023, and were made in compliance with federal banking regulations.
Bradley Stefanski, who is Mr. Stefanski's son, is employed by the Company as Chief Strategy Officer of the Association. During fiscal year 2023, Bradley Stefanski was paid a salary and bonus of $495,151 and received benefits commensurate with those provided to similarly situated associates. The Audit Committee reviewed Bradley Stefanski's compensation for fiscal year 2023.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the reporting persons, during the fiscal year ended September 30, 2023, or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met, except for the following: a late filed Form 4 report for Mr. Stefanski and Mses. Weil and Zbanek following the final calculation, as of November 22, 2022, of the number of shares of common stock underlying an award to each such officer of performance share units subject to performance-based vesting conditions.

PROPOSAL TWO: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. While the Board of Directors intends to consider carefully the stockholder vote on the proposal when making future compensation decisions for the Company’s named executive officers, the final vote will not be binding and is advisory in nature.
The Board of Directors believes that the Company’s compensation policies and procedures support a pay-for-performance culture, are aligned with the long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent. A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders. The annual performance-based cash bonus paid to our named executive officers under the Management Incentive Plan is based on the Company’s net income, subject to certain adjustments, which is a key metric of Company performance and indicator of stockholder return, and provides that no bonus is paid if a threshold level of adjusted net income is not reached. The Company’s equity awards link compensation and our long-term performance, as described on page 21, which further aligns our executives’ interests with our stockholders’ interests.
The Board of Directors endorses our executive compensation program and recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure set forth under the caption ‘Executive Compensation’ of the proxy statement for the 2024 annual meeting of stockholders of the Company to be held on February 22, 2024.”
The Board of Directors recommends that stockholders vote FOR the proposal to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure set forth under the caption “Executive Compensation” of this proxy statement.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT ACCOUNTANT
Deloitte & Touche LLP served as the independent accountant to the Company for the fiscal year ended September 30, 2023, and is expected to be retained by the Company’s Audit Committee to do so for the fiscal year ending September 30, 2024, subject to the ratification of the appointment by our stockholders. A representative of Deloitte & Touche LLP is expected to be present at the 2024 annual meeting of stockholders, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.
Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant is required under the Company’s bylaws. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2024.
Fees Paid to Deloitte & Touche LLP
Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended September 30, 2023 and 2022, and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during each year were $1,203,900 and $1,099,665, respectively.
Audit-Related Fees.  The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the fiscal years ended September 30, 2023 and 2022, were $13,000 and $13,000, respectively.
Tax Fees.  For the fiscal years ended September 30, 2023 and 2022, the aggregate fees billed for tax compliance, tax advice and tax-planning services rendered by Deloitte & Touche LLP were $0 and $0, respectively.
All Other Fees.  For the fiscal years ended September 30, 2023 and 2022, the aggregate fees billed by Deloitte & Touche LLP for products or services other than those reported above were $2,047 and $2,047, respectively.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services.
Auditor Independence.  The Audit Committee believes that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the accountant’s independence.

STOCKHOLDERS PROPOSALS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2025 annual meeting of stockholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on September 12, 2024. In addition, if a stockholder intends to present a proposal at the Company’s 2025 annual meeting of stockholders without the inclusion of the proposal in the Company’s proxy materials, and written notice of the proposal is not received by the Company on or before November 27, 2024, proxies solicited by the Board of Directors for the 2025 annual meeting of stockholders will confer discretionary authority to vote on the proposal if presented at the meeting. Stockholders should submit proposals to the executive offices of the Company, 7007 Broadway Avenue, Cleveland, Ohio, 44105, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 days prior to the one-year anniversary date of the annual meeting (for the 2024 Annual Meeting, no later than December 24, 2023). Such notice should be delivered to the Company’s Secretary by mail as follows: 7007 Broadway Avenue, Cleveland, Ohio, 44105, Attention: Secretary. If the date of the 2024 Annual Meeting is changed by more than 30 days from such anniversary date; however, then the stockholder must provide notice by the later of 60 days prior to the date of the 2024 Annual Meeting and the 10th day following the date on which public announcement of the date of the 2024 Annual Meeting is first made.

OTHER MATTERS
Stockholders may send written communications to the Board of Directors, an individual director or the non-management directors as a group by mailing them to the Board of Directors, an individual director or a group of non-management directors (as applicable), c/o Secretary, TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, Ohio, 44105. The letter should indicate that the author is a stockholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be forwarded to the Board of Directors, the individual director or the group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature, is unduly hostile, threatening, illegal or otherwise inappropriate, or if it relates to an improper or irrelevant topic. In certain situations, the Secretary may attempt to handle the inquiry directly or forward the communication for response by another associate of the Company.
Management is not aware of any matter that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matter properly comes before the meeting, the persons named in the proxy will vote on that matter in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NASDAQ requirements and the Company’s governing documents.

TFS FINANCIAL CORPORATION
ATTN: CORPORATE SECRETARY
7007 BROADWAY AVENUE
CLEVELAND, OH 44105

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 21, 2024 for shares held directly and by 11:59 p.m. Eastern Time on February 16, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 21 2024 for shares held directly and by 11:59 p.m. Eastern Time on February 16, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64079-P64908-Z81588

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TFS FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. BARBARA J. ANDERSON	☐	☐	☐
1b. ANTHONY J. ASHER	☐	☐	☐
1c. MEREDITH S. WEIL	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Annual Meeting of Stockholders Notice and Proxy Statement are available at www.proxyvote.com.

D64080-P64908-Z81588

TFS FINANCIAL CORPORATION
Annual Meeting of Stockholders
February 22, 2024 9:00 AM
This proxy is solicited by the Board of Directors

REVOCABLE PROXY

The undersigned hereby appoints Marc A. Stefanski and Meredith S. Weil with full power of substitution to vote, as indicated herein, all the shares of common stock of TFS FINANCIAL CORPORATION held of record by the undersigned on December 27, 2023, at the Annual Meeting of Stockholders to be held on February 22, 2024, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

This proxy, when properly executed, will be voted as specified by the stockholder. If no such specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposals 2 and 3.

Continued and to be signed on reverse side